UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

NU SKIN ENTERPRISES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF

NU SKIN ENTERPRISES, INC.

May 24, 2011

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Nu Skin Enterprises, Inc., a Delaware corporation, will be held at 2:00 p.m., Mountain Daylight Time, on May 24, 2011, at our corporate offices, 75 West Center Street, Provo, Utah 84601, for the following purposes, which are more fully described in the Proxy Statement:

1.	To elect a Board of Directors consisting of eleven directors to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified;
2.	To advise as to our executive compensation;
3.	To advise as to the frequency of stockholder advisory votes on our executive compensation;
4.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011; and
5.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on March 25, 2011, as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

You are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, please mark, sign, date and return the accompanying proxy as promptly as possible in the enclosed postage-prepaid envelope. If you attend the Annual Meeting, you may, if you wish, withdraw your proxy and vote in person.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 24, 2011: The proxy statement and annual report to stockholders are available at http://materials.proxyvote.com/67018T.

By Order of the Board of Directors,

BLAKE M. RONEY
Chairman of the Board

Provo, Utah, April 25, 2011

PROXY STATEMENT

NU SKIN ENTERPRISES, INC.

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 24, 2011

SOLICITATION OF PROXIES

The accompanying proxy is solicited on behalf of the Board of Directors of Nu Skin Enterprises, Inc. (“Nu Skin,” “we,” “us,” or “the company”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at our corporate offices, 75 West Center Street, Provo, Utah 84601, on May 24, 2011, at 2:00 p.m., Mountain Daylight Time, and at any adjournment or postponement thereof, for the following purposes, which are more fully described in this Proxy Statement:

1.	To elect a Board of Directors consisting of eleven directors to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified;
2.	To advise as to our executive compensation;
3.	To advise as to the frequency of stockholder advisory votes on our executive compensation;
4.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011; and
5.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

All shares represented by each properly executed, unrevoked proxy received in time for the Annual Meeting will be voted as directed by the stockholder. In the absence of specific instructions, proxies will be voted in accordance with the Board of Directors’ recommendations “FOR ALL NOMINEES” for the election of directors, “FOR” Proposal 2, “1 YEAR” for Proposal 3 and “FOR” Proposal 4. Although it is anticipated that each nominee will be able to serve as a director, should any nominee become unavailable to serve, proxies will be voted for such other person or persons as may be designated by the Board of Directors. If any other matters properly come before the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place, the persons named in the accompanying proxy will vote on such matters in accordance with their best judgment.

Any proxy duly given pursuant to this solicitation may be revoked by the person or entity giving it at any time before it is voted by delivering a written notice of revocation to our Corporate Secretary, by executing a later-dated proxy and delivering it to our Corporate Secretary, or by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of the proxy). Directions to our corporate offices may be obtained by calling (801) 345-1000, for stockholders who plan to attend the Annual Meeting.

These proxy solicitation materials were first sent or given to our stockholders on or about April 25, 2011. We will bear the cost of solicitation of proxies. Expenses include reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to beneficial owners of our voting stock. Solicitation of proxies will be made by mail. Our regular employees may further solicit proxies by telephone or in person and will not receive additional compensation for such solicitation.

OUTSTANDING SHARES AND VOTING RIGHTS

Only stockholders of record at the close of business on March 25, 2011 are entitled to vote at the Annual Meeting. As of the record date, approximately 61,743,747 shares of our Class A Common Stock were issued and outstanding. Each outstanding share of Class A Common Stock will be entitled to one vote on each matter submitted to a vote of the stockholders at the Annual Meeting.

In order to constitute a quorum for the conduct of business at the Annual Meeting, a majority of the issued and outstanding shares of the Class A Common Stock entitled to vote at the Annual Meeting must be represented, either in person or by proxy, at the Annual Meeting. Under Delaware law, shares represented by proxies that reflect abstentions or “broker non-votes” (which are shares held by a broker or nominee that are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, broker non-votes will not be voted on proposals on which your broker or other nominee does not have discretionary authority to vote under the rules of the New York Stock Exchange, including Proposals 1, 2 and 3.

Directors will be elected by a favorable vote of a plurality of the shares of Class A Common Stock entitled to vote at the Annual Meeting. The eleven nominees receiving the highest number of votes will be elected to serve as directors. Shares not represented in person or by proxy at the Annual Meeting, abstentions and broker non-votes will have no effect on the election of directors. The advisory vote regarding the frequency of stockholder advisory votes on our executive compensation will also be determined by a plurality of the votes cast. The frequency that receives the most votes will be recommended by the stockholders to the Board of Directors. Shares not represented in person or by proxy at the Annual Meeting, abstentions and broker non-votes will have no effect on the determination of this proposal. Approval of Proposals 2 and 4 will each require the affirmative vote of a majority of the shares of Class A Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote. Shares not represented in person or by proxy at the Annual Meeting and broker non-votes will have no effect on the approval of Proposals 2 and 4. However, abstentions with respect to Proposals 2 and 4 will have the same effect as votes against such proposals. Proposals 2 and 3 are stockholder advisory votes and will not be binding on the Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Class A Common Stock as of March 1, 2011, by (i) each person (or group of affiliated persons) who is known by us to own beneficially more than 5% of the outstanding shares of the Class A Common Stock, (ii) each of our directors and director nominees, (iii) each of our executive officers whose name appears in the summary compensation table under the caption “Executive Compensation,” and (iv) all of our executive officers and directors as a group. Unless otherwise indicated in the footnotes to the table, the business address of the 5% stockholders is 75 West Center Street, Provo, Utah 84601, and the stockholders listed have direct beneficial ownership and sole voting and investment power with respect to the shares beneficially owned. For each individual and group included in the table below, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the 61,843,704 shares of Class A Common Stock outstanding on March 1, 2011, plus the number of shares of Class A Common Stock that such person or group had the right to acquire on or within 60 days after March 1, 2011.

Directors, Executive Officers, 5% Stockholders	Number of Shares	%
Blake and Nancy Roney (1)	3,506,441	5.7
Sandra Tillotson (2)	2,110,845	3.4
Truman Hunt (3)	846,808	1.4
Steven Lund (4)	845,914	1.4
Ritch Wood (5)	404,481	*
Joseph Chang (6)	360,308	*
Daniel Chard (7)	214,628	*
Daniel Campbell (8)	96,100	*
E.J. “Jake” Garn (9)	94,300	*
Andrew Lipman (10)	91,300	*
Patricia Negrón (11)	31,950	*
Thomas Pisano (12)	26,400	*
Nevin Andersen (13)	22,900	*
David Ussery (14)	7,900	*
Royce & Associates, LLC (15)	6,209,700	10.0
FMR LLC (16)	6,164,260	10.0
All directors and executive officers as a group (16 persons) (17)	9,113,614	14.2

*	Less than 1%

(1)
Includes 3,297,348 shares of Class A Common Stock held by a family limited liability company owned entirely by Mr. and Mrs. Roney. Mr. and Mrs. Roney are co–managers of the limited liability company and share voting and investment power with respect to all shares held by the limited liability company. Also includes 58,648 shares of Class A Common Stock held indirectly by Mr. Roney as trustee and with respect to which he has sole voting and investment power, for which Mr. Roney disclaims beneficial ownership, and 125,445 shares of Class A Common Stock held indirectly by Mr. Roney as co-trustee with respect to which he shares voting and investment power, for which Mr. Roney disclaims beneficial ownership. Also includes 25,000 shares of Class A Common Stock that may be acquired by Mr. Roney pursuant to nonqualified stock options presently exercisable or exercisable within the next 60 days.

(2)
Includes 29,312 shares of Class A Common Stock held indirectly as co-trustee and with respect to which Ms. Tillotson shares voting and investment power, for which Ms. Tillotson disclaims beneficial ownership. Also includes 25,000 shares of Class A Common Stock that may be acquired by Ms. Tillotson pursuant to nonqualified stock options presently exercisable or exercisable within the next 60 days.

(3)	Includes 718,750 shares of Class A Common Stock that may be acquired by Mr. Hunt pursuant to nonqualified stock options presently exercisable or exercisable within the next 60 days.

(4)
Includes 741,231 shares of Class A Common Stock held by a family limited liability company owned entirely by Mr. Lund and his spouse. Mr. and Mrs. Lund are co–managers of the limited liability company and share voting and investment power with respect to all shares held by the limited liability company.  Also includes 72,462 shares of Class A Common Stock held indirectly by Mr. Lund as trustee and with respect to which he has sole voting and investment power, for which Mr. Lund disclaims beneficial ownership; and 7,221 shares of Class A Common Stock held indirectly by Mr. Lund as co-trustee with respect to which he has shared voting and investment power, for which Mr. Lund disclaims beneficial ownership. Also includes 25,000 shares of Class A Common Stock that may be acquired by Mr. Lund pursuant to nonqualified stock options presently exercisable or exercisable within the next 60 days.

(5)	Includes 385,937 shares of Class A Common Stock that may be acquired by Mr. Wood pursuant to nonqualified stock options presently exercisable or exercisable within the next 60 days.

(6)	Includes 302,687 shares of Class A Common Stock that may be acquired by Mr. Chang pursuant to nonqualified stock options presently exercisable or exercisable within the next 60 days.

(7)	Includes 190,937 shares of Class A Common Stock that may be acquired by Mr. Chard pursuant to nonqualified stock options presently exercisable or exercisable within the next 60 days.

(8)	Includes 77,500 shares of Class A Common Stock that may be acquired by Mr. Campbell pursuant to nonqualified stock options presently exercisable or exercisable within the next 60 days.

(9)	Includes 80,100 shares of Class A Common Stock that may be acquired by Mr. Garn pursuant to nonqualified stock options presently exercisable or exercisable within the next 60 days.

(10)	Includes 72,600 shares of Class A Common Stock that may be acquired by Mr. Lipman pursuant to nonqualified stock options presently exercisable or exercisable within the next 60 days.

(11)	Includes 25,000 shares of Class A Common Stock that may be acquired by Ms. Negrón pursuant to nonqualified stock options presently exercisable or exercisable within the next 60 days.

(12)	Includes 25,000 shares of Class A Common Stock that may be acquired by Mr. Pisano pursuant to nonqualified stock options presently exercisable or exercisable within the next 60 days.

(13)	Includes 20,100 shares of Class A Common Stock that may be acquired by Mr. Andersen pursuant to nonqualified stock options presently exercisable or exercisable within the next 60 days.

(14)	Includes 2,900 shares of Class A Common Stock that may be acquired by Mr. Ussery pursuant to nonqualified stock options presently exercisable or exercisable within the next 60 days.

(15)
The information regarding the number of shares beneficially owned or deemed to be beneficially owned by Royce & Associates, LLC was taken from a Schedule 13G filed by that entity with the Securities and Exchange Commission dated January 18, 2011. The address of Royce and Associates, LLC is 745 Fifth Avenue, New York, NY 10151.

(16)
The information regarding the number of shares beneficially owned or deemed to be beneficially owned by FMR LLC was taken from a Schedule 13G filed by that entity with the Securities and Exchange Commission dated February 14, 2011. The address of FMR LLC is 82 Devonshire Street, Boston, MA 02109.

(17)	Includes 2,364,634 shares of Class A Common Stock that may be acquired upon exercise of nonqualified stock options presently exercisable or exercisable within the next 60 days.

PROPOSAL 1

ELECTION OF DIRECTORS

Directors are elected at each annual meeting of stockholders and hold office until their successors are duly elected and qualified at the next annual meeting of stockholders. Our Bylaws provide that the Board of Directors will consist of a minimum of five and a maximum of eleven directors, with the number being designated by the Board of Directors. The current number of authorized directors is eleven.

Each of our current directors was previously elected to his or her present term of office by our stockholders. Each of the nominees is currently a director of our company.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH OF THE ELEVEN NOMINEES TO OUR BOARD OF DIRECTORS

Set forth below are the name, age as of April 25, 2011, and business experience of each of the eleven nominees for election as our directors, listed in alphabetical order:

Nevin N. Andersen, 70, has served as a director of our company since June 2008. Mr. Andersen is currently retired. Mr. Andersen previously served in various positions, including Senior Vice President and Chief Financial Officer, Vice President and Corporate Controller, and Director of Internal Audit at Shaklee Corporation, a direct selling company, from June 1979 to February 2003, when he retired. He was asked to return to Shaklee Corporation for a period of time to serve as the Interim Chief Financial Officer and to help in the transition with a new Chief Financial Officer, which role he fulfilled from March 2005 to February 2008. Prior to initially working at Shaklee Corporation in 1979, he worked for Price Waterhouse & Co., and served as an officer in the U.S. Army Finance Corps. He received M.Acc and B.S. degrees from Brigham Young University.

Mr. Andersen is an experienced financial professional. His ten years as a CPA with Price Waterhouse provided him with valuable experience in the areas of audit, internal control and financial reporting, and his more than 25 years with Shaklee Corporation added to that knowledge and expertise by allowing him to focus on those issues directly related to the operations of a public company in the direct selling industry. Mr. Andersen’s areas of expertise include corporate strategy, risk management, succession planning, executive compensation, shareholder communication and regulatory compliance.

Daniel W. Campbell, 56, has served as a director of our company since March 1997 and currently serves as our lead independent director. Mr. Campbell has been a Managing General Partner of EsNet, Ltd., a privately held investment company, since 1994. From 1992 to 1994, Mr. Campbell was the Senior Vice President and Chief Financial Officer of WordPerfect Corporation, a software company, and prior to that was a partner of Price Waterhouse LLP. From November 2003 to August 2009, Mr. Campbell served as a director of The SCO Group, Inc., a provider of software solutions for businesses. He received a B.S. degree from Brigham Young University.

Mr. Campbell is a recognized business leader with expertise in the areas of finance, accounting, transactions, corporate governance and management. In addition, through his experience as a partner of an international accounting firm, and later as Chief Financial Officer of a large technology company, Mr. Campbell has developed deep insight into the management, operations, finances and governance of public companies.

E. J. “Jake” Garn, 78, has served as a director of our company since March 1997. Senator Garn has been a self-employed consultant since June 2004. He served as a Managing Director of Summit Ventures, LLC, a lobbying firm, from 2000 to May 2004, when he retired. He currently serves on the boards of directors of Franklin Covey Co., a provider of time management seminars and products, Headwaters, Inc., a provider of products, technologies and services to the energy, construction and home improvement industries, and United Space Alliance, a space operations company. He also serves as Chairman of Primary Children’s Medical Center Foundation and is involved in various other private/public sector endeavors. From 1974 to 1993, Senator Garn was a member of the United States Senate and served on numerous Senate Committees. He received a B.S. degree from the University of Utah.

Senator Garn has a broad range of financial expertise and many years of experience. After graduating with a degree in banking and finance, he began his career in the insurance industry. While serving as City Commissioner and then Mayor of Salt Lake City, he developed extensive budgeting and managerial experience. Senator Garn represented the state of Utah in the United States Senate for three terms, including service as Chairman and Ranking Member of the Senate Committee on Banking, Housing and Urban Affairs, giving him significant experience and expertise in government and regulatory matters.

M. Truman Hunt, 52, has served as our President since January 2003 and our Chief Executive Officer since May 2003. He has also served as a director of our company since May 2003. Mr. Hunt joined our company in 1991 and has served in various positions, including Vice President and General Counsel from 1996 to January 2003 and Executive Vice President from January 2001 until January 2003. Mr. Hunt is also a trustee of the Force for Good Foundation, a charitable organization that was established in 1996 by our company to help encourage and drive the philanthropic efforts of our company, its employees, its distributors and its customers to enrich the lives of others. He received a B.S. degree from Brigham Young University and a J.D. degree from the University of Utah.

As our President and Chief Executive Officer for the past seven years, Mr. Hunt has developed a deep understanding of our business globally. Mr. Hunt’s leadership has been integral to the success of several of our key initiatives in recent years. Mr. Hunt is also recognized as a leader in the direct selling industry and has served in a variety of industry trade association leadership roles, including as Chairman of the World Federation of Direct Selling Associations from 2005 to 2008.

Andrew D. Lipman, 59, has served as a director of our company since May 1999. Mr. Lipman is a partner and head of the Telecommunications, Media and Technology Group of Bingham McCutchen LLP, an international law firm. Mr. Lipman previously held a similar position from 1988 with Swidler Berlin, LLP, which merged with Bingham McCutchen in 2006. He also currently serves as a member of the boards of directors of Sutron Corporation, a provider of hydrological and meteorological monitoring products, and The Management Network Group, Inc., a telecommunications related consulting firm. He received a B.A. degree from the University of Rochester and a J.D. degree from Stanford Law School.

Mr. Lipman is a highly experienced senior lawyer and business advisor with over 30 years of experience dealing with international regulatory, technology and marketing issues in multiple countries. In addition, he has extensive experience in corporate governance and related legal and transactional issues. Mr. Lipman has worked closely with dozens of public companies, including service on the boards of a variety of companies in several industries. His experience also includes managing and implementing strategic initiatives and launching new products and markets globally in competitive industries.

Steven J. Lund, 57, has served as a director and Vice Chairman of our company since September of 2006. Prior to this, he was on a three year leave of absence serving on a church assignment in Georgia. Mr. Lund served as President, Chief Executive Officer, and a director of our company from 1996, when our company went public, until his 2003 leave of absence. Mr. Lund was a founding stockholder of our company. Mr. Lund is a trustee of the Force for Good Foundation, a charitable organization that was established in 1996 by our company to help encourage and drive the philanthropic efforts of our company, its employees, its distributors and its customers to enrich the lives of others. Mr. Lund worked as an attorney in private practice prior to joining our company as Vice President and General Counsel. He received a B.A. degree from Brigham Young University and a J.D. degree from Brigham Young University’s J. Reuben Clark Law School.

Mr. Lund brings to the Board over 20 years of company and industry knowledge and experience as a senior executive, including service as our General Counsel, Executive Vice President, and President and Chief Executive Officer. He has played an integral role in managing our growth from start-up through his term as President and Chief Executive Officer from 1996 to 2003. Mr. Lund also served on the executive board of the Direct Selling Association. A respected business and community leader, he currently serves as chairman of the board of trustees of Utah Valley University.

Patricia A. Negrón, 44, has served as a director of our company since June 2005. Since 2001, Ms. Negrón has worked as an independent business consultant to private clients. From February 2006 to April 2010 she was an advisor to Goode Partners, LLC, a private equity firm. In 1999, Ms. Negrón launched the financial advisory group at Breakaway Solutions, an internet consulting firm, which she managed until 2001. Previously, Ms. Negrón was Vice President, Equity Research at the investment banking firm Adams, Harkness & Hill, where she specialized in following direct selling companies. From 1992 until 1996, she managed the corporate governance division, and later expanded into equity research and managing the firm's econometric model, at United States Trust Company, Boston. She has a B.S. degree from Armstrong Atlantic State University and a Certificate of Special Studies in Administration and Management from Harvard University Extension School.

Ms. Negrón is a seasoned financial and business analyst with more than 15 years of professional experience in equity research and analysis in the banking, brokerage and strategy consulting industries. In addition to her experience in working closely with top executives on development and implementation of a wide range of strategic initiatives, she has a deep understanding of corporate governance matters dating back nearly 20 years to her work with activist investors on matters such as compensation, board structure and anti-takeover provisions.

Thomas R. Pisano, 66, has served as a director of our company since June 2008. He served as Chief Executive Officer and a Director of Overseas Military Sales Corp., a marketer of motor vehicles, from January 2005 until his retirement in April 2010. From August 1998 to December 2004, he served as the Chief Operating Officer and a Director of Overseas Military Sales Corp. From February 1995 to December 1997, he served as Vice President, Head of the International Division, for The Topps Company, Inc., a sports publications and confectionery products company. Prior to that, he served in various positions, including Vice President, Global New Business Development, for Avon Products, Inc., a direct seller of personal care products, from 1969 to 1994. He received a B.S. from the Georgia Institute of Technology and an M.B.A. from Dartmouth College.

Mr. Pisano is an experienced senior executive who is an expert in the direct selling, personal care, beauty products and other consumer goods industries. During his 25 year career at Avon Products, Inc., he was responsible for global new business development, which included new geographic market openings and launching new product lines globally. He was also responsible for the operation of international businesses in Latin America, Europe and Asia. During his international business career at Avon, Topps and OMSC he traveled to and conducted business in 50 countries.

Blake M. Roney, 53, founded our company in 1984 and served as its president through 1996. Mr. Roney currently serves as the Executive Chairman of the Board, a position he has held since our company went public in 1996. Mr. Roney is also a trustee of the Force for Good Foundation, a charitable organization that was established in 1996 by our company to help encourage and drive the philanthropic efforts of our company, its employees, its distributors and its customers to enrich the lives of others. He received a B.S. degree from Brigham Young University.

Mr. Roney has over twenty five years of experience as our President or Chairman, which has given him an unusual understanding of the business and the key elements of success as well as potential pitfalls. Mr. Roney continues to serve as our Chairman because of his passion for benefiting our distributors, employees and investors through the growth and success of Nu Skin.

Sandra N. Tillotson, 54, founded our company and has served as Vice President, Senior Vice President and a director of our company since it went public in 1996. Ms. Tillotson is a trustee of the Force for Good Foundation, a charitable organization that was established in 1996 by our company to help encourage and drive the philanthropic efforts of our company, its employees, its distributors and its customers to enrich the lives of others. Ms. Tillotson also serves as Vice President of Seacology, an international environmental nonprofit organization. She earned a B.S. degree from Brigham Young University.

As one of our founders, Ms. Tillotson was instrumental in the development of our original Nu Skin product line and the establishment of our global marketing plan. With nearly 30 years of experience in the direct selling industry, Ms. Tillotson is an expert in the field and a respected leader in the industry.

David D. Ussery, 74, has served as a director of our company since June 2008. Mr. Ussery previously served as President and Representative Director of Amway Japan Limited & Amway Korea Limited, direct selling companies, from April 2002 to January 2008, when he retired. From April 2002 to April 2005, he served as President and Representative Director of Amway Japan Limited. From 1992 to 2002, he served in various other positions for Amway Korea Limited and Amway Philippines, L.L.C. In addition, he has approximately 30 years of experience working for Avon Products, Inc., a direct seller of personal care products, including as Vice President of Field Operations for the United States and Canada, Area Vice President of Avon Pacific and Chairman of the Board of Avon Japan. He received a B.B.A. degree from Georgia State University.

Mr. Ussery’s 52 year career in the direct selling industry provided experience in every facet of business including daily operations, sales, manufacturing, marketing and distributor relations. He is an expert on doing business in Asia, with approximately 20 years of experience in the Philippines, Korea and Japan. Mr. Ussery has also served in positions with sales responsibilities for the United States, Canada, Thailand, Malaysia, Taiwan, Australia and New Zealand.

We are not aware of any family relationships among any of our directors or executive officers. Our Certificate of Incorporation contains provisions eliminating or limiting the personal liability of directors for violations of a director’s fiduciary duty to the extent permitted by the Delaware General Corporation Law.

CORPORATE GOVERNANCE

Director Independence

The Board of Directors has determined that each of the current directors, listed below, is an “independent director” under the listing standards of the New York Stock Exchange.

Nevin Andersen	Andrew Lipman	Patricia Negrón	David Ussery
Daniel Campbell	E.J. “Jake” Garn	Thomas Pisano

In assessing the independence of the directors, the Board of Directors determines whether or not any director has a material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us). The Board of Directors considers all relevant facts and circumstances in making independence determinations, including the existence and scope of any commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships.

With respect to Mr. Lipman’s independence, the Board also considered that prior to March 1, 2011, Bingham McCutchen, a law firm in which Mr. Lipman is a partner, provided legal services to the company. The Board has determined that Mr. Lipman’s relationship with us is not material based on all relevant facts and circumstances, including the following: (i) the fees the company paid to Bingham McCutchen during 2010 were approximately $26,214, which is an insignificant amount of Bingham McCutchen’s revenues, and (ii) these fees were not paid directly to Mr. Lipman, rather they were paid to the law firm at which Mr. Lipman is a partner. As of March 1, 2011, Bingham McCutchen no longer provides any legal services to the company.

Board Leadership Structure

We currently separate the roles of Chairman of the Board and Chief Executive Officer. However, the Board has not adopted a policy with regard to whether the same person should serve as both the Chief Executive Officer and Chairman of the Board or, if the roles are separate, whether the Chairman of the Board should be selected from the non-employee directors or should be an employee. The Board believes it is most appropriate to retain the discretion and flexibility to make such determinations at any given point in time in the way that it believes best to provide appropriate leadership for the company at that time. We have determined that our current separation of the roles of Chief Executive Officer and Chairman of the Board is appropriate given the differences in the roles and duties of the two positions and the individuals currently serving in these positions.

Risk Oversight

The Board of Directors administers its risk oversight function primarily through the Audit Committee, Nominating and Corporate Governance Committee and Executive Compensation Committee. The committees are responsible for overseeing and discussing with management our risk assessment and risk management programs and plans related to the following risk areas:

Audit Committee

•	major financial risk exposures;

•	operational risks related to information systems and facilities; and

•	public disclosure and investor related risks.

Nominating and Corporate Governance Committee

•	corporate governance risks;

•	operational risks not assigned to the Audit Committee;

•	compliance and regulatory risks; and

•	reputational risks.

Executive Compensation Committees

•	compensation practices related risks; and

•	human resources risks.

The chairs of the Nominating and Corporate Governance Committee and Executive Compensation Committee report to the Audit Committee regarding their respective risk oversight responsibilities.

Board of Directors Meetings

The Board of Directors held nine meetings during the fiscal year ended December 31, 2010. Each incumbent director attended more than 75% of the total number of meetings of the Board of Directors and the total number of meetings of all committees of the Board of Directors on which that director served during the period. Although we encourage board members to attend our annual meetings of stockholders, we do not have a formal policy regarding director attendance at annual stockholder meetings. Eight of the current directors attended our 2010 annual meeting of stockholders.

The non-management directors meet regularly in executive sessions, as needed, without the management directors or other members of management. Daniel Campbell, the lead independent director, presides at such executive sessions.

We have standing Audit, Executive Compensation and Nominating and Corporate Governance Committees. Each member of the committees is independent within the meaning of the listing standards of the New York Stock Exchange.

The following table identifies the current membership of the committees and states the number of committee meetings held during 2010.

Director	Audit	Executive Compensation	Nominating and Corporate Governance
Nevin Andersen	X*
Daniel Campbell	X	X*
E. J. “Jake” Garn		X	X
Andrew Lipman		X	X*
Patricia Negrón	X	X
Thomas Pisano	X		X
David Ussery		X	X
Number of Meetings in 2010	12	10	6

*	Committee chair

The Board of Directors has adopted a written charter for each of the committees, which are available at our website at http://www.nuskinenterprises.com.

The Board of Directors has determined that Nevin Andersen and Daniel Campbell are Audit Committee financial experts as such term is defined in Item 407(d)(5) of Regulation S-K promulgated by the Securities and Exchange Commission.

The Audit Committee’s responsibilities include, among other things:

•	selecting our independent registered public accounting firm;

•	reviewing the activities and the reports of the independent registered public accounting firm;

•	approving in advance the audit and non-audit services provided by the independent registered public accounting firm;

•	reviewing our quarterly and annual financial statements and our significant accounting policies, practices and procedures;

•	reviewing the adequacy of our internal controls and internal auditing methods and procedures;

•	overseeing our compliance with legal and regulatory requirements;

•
overseeing our risk assessment and risk management programs and plans related to our major financial risk exposures, operational risks related to information systems and facilities, and public disclosure and investor related risks; and

•
conferring with the chairs of the Nominating and Corporate Governance Committee and Executive Compensation Committee regarding their respective oversight of our risk assessment and risk management programs and our related guidelines and policies.

The Executive Compensation Committee’s responsibilities include, among other things:

•	overseeing and approving compensation policies and programs;

•	reviewing and approving corporate goals and objectives relevant to the compensation to be paid to our Chief Executive Officer and other executive officers;

•	establishing the salaries, bonuses, and other compensation to be paid to our Chief Executive Officer as well as approving the compensation for the other executive officers;

•	administering our incentive plans;

•	overseeing regulatory compliance with respect to executive compensation matters; and

•	overseeing our risk assessment and risk management programs and plans related to our compensation practices and human resources.

Pursuant to its charter, the Executive Compensation Committee may delegate its authority to a subcommittee or subcommittees and may delegate authority to the Chief Executive Officer and Chairman of the Board to approve the level of equity awards to be granted to specific non-executive officers, employees or other grantees subject to such limitations as may be established by the Executive Compensation Committee. For a discussion of the processes and procedures for determining executive and director compensation and the role of compensation consultants in determining or recommending the amount or form of compensation, see “Compensation Discussion and Analysis” and “Compensation of Directors”.

The Nominating and Corporate Governance Committee’s responsibilities include, among other things:

•	making recommendations to the Board of Directors about the size and membership criteria of the Board of Directors or any committee thereof;

•	identifying and recommending candidates for the Board of Directors and committee membership, including evaluating director nominations received from stockholders;

•	leading the process of identifying and screening candidates for a new chief executive officer when necessary, and evaluating the performance of the chief executive officer;

•	determining compensation for the Board of Directors and overseeing the evaluation of the Board of Directors and management;

•	developing and recommending to the Board a set of corporate governance guidelines; and

•
overseeing our risk assessment and risk management programs and plans related to our corporate governance risks, operational risks not assigned to the Audit Committee, compliance and regulatory risks, and reputational risks.

Our Director Nominations Process

As indicated above, the Nominating and Corporate Governance Committee of the Board of Directors oversees the director nomination process. This committee is responsible for identifying and evaluating candidates for membership on the Board of Directors and recommending to the Board of Directors nominees to stand for election.

Minimum Criteria for Members of the Board of Directors. Each candidate to serve on the Board of Directors must possess the highest personal and professional ethics, integrity and values, and be committed to serving the long-term interests of our stockholders. Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Corporate Governance Committee may consider such other factors as it may deem appropriate, which may include, without limitation, professional experience, diversity of backgrounds, skills and experience at policy-making levels in business, government, financial, and in other areas relevant to our global operations, experience and history with our company, and stock ownership.

We do not have a formal policy with regard to the consideration of diversity in identifying Board of Directors nominees, but the Nominating and Corporate Governance Committee strives to nominate directors with a variety of complementary skills so that, as a group, the Board of Directors will possess the appropriate talent, skills, and expertise to oversee our business.

Process for Identifying, Evaluating and Recommending Candidates. The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders if properly submitted to the committee. Stockholders wishing to recommend candidates should do so in writing to the Nominating and Corporate Governance Committee, c/o D. Matthew Dorny, Corporate Secretary, Nu Skin Enterprises, Inc., 75 West Center Street, Provo, Utah 84601. Recommendations must include the proposed candidate’s name, detailed biographical data, work history, qualifications and corporate and charitable affiliations. The committee may also consider candidates proposed by current directors, management, employees and others. All such candidates who, after evaluation, are then recommended by the Nominating and Corporate Governance Committee and approved by the Board of Directors, will be included in our recommended slate of director nominees in our proxy statement.

Procedures for Stockholders to Nominate Director Candidates at our Annual Meetings. Stockholders of record may also nominate director candidates for our annual meetings of stockholders by following the procedures set forth in our Bylaws. Please refer to the section below entitled “Stockholder Proposals for 2012 Annual Meeting” for further information.

Additional Corporate Governance Information

We have also adopted the following:

Code of Conduct. This code applies to all of our employees, officers and directors, including our subsidiaries. As noted below, this code is available on our website. In addition, any substantive amendments we make to this code, and any material waivers we grant (including implicit waivers) to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions will be disclosed on our website.

Corporate Governance Guidelines. These guidelines govern our company and our Board of Directors on matters of corporate governance, including responsibilities, committees of the Board of Directors and their charters, director independence, director qualifications, director compensation and evaluations, director orientation and education, director access to management, director access to outside financial, business and legal advisors and management development and succession planning.

Stock Retention Guidelines. In January 2005, we established equity retention guidelines applicable to our directors and executive officers. These guidelines provide that executive officers and directors must retain 50% of the net shares (after payment of the exercise price and related taxes) with respect to any equity award unless the individual holds a number of shares equal to the ownership levels set forth in the guidelines. The ownership levels are phased in over a five-year period for executive officers. Outstanding options are not counted in determining whether a director or executive officer holds shares equal to or greater than the recommended level. At the end of the five-year phase-in period, the recommended ownership levels are set at 100,000 shares for our Chief Executive Officer, 5,000 shares for directors and 20,000 shares for our other executive officers.

Each of the above is available on our website at http://www.nuskinenterprises.com. In addition, stockholders may obtain a print copy of any of the above, free of charge, by making a written request to Scott Pond, Investor Relations Manager, Nu Skin Enterprises, Inc., 75 West Center Street, Provo, Utah 84601.

Communications with Directors

Stockholders or other interested parties wishing to communicate with the Board of Directors, the non-management directors as a group, or any individual director may do so in writing by addressing the correspondence to that individual or group, c/o D. Matthew Dorny, Corporate Secretary, Nu Skin Enterprises, Inc., 75 West Center Street, Provo, Utah 84601. All such communications will be initially received and processed by our Corporate Secretary. Accounting, audit, internal accounting controls and other financial matters will be referred to our Audit Committee chair. Other matters will be referred to the Board of Directors, the non-management directors, or individual directors as appropriate.

Compensation of Directors

Our Board of Directors periodically reviews director compensation. The Nominating and Corporate Governance Committee is responsible for evaluating director compensation from time to time and making any adjustments it determines are appropriate. The Nominating and Corporate Governance Committee has retained the services of Frederic W. Cook & Co. as its independent compensation consultant to assist in the review of our director compensation program, to provide compensation data and alternatives, and to provide advice as requested. For additional information regarding our independent compensation consultant, see “Compensation Discussion and Analysis—Use of Compensation Consultants and Survey Data”.

Based on its July 2010 review of director compensation, the Nominating and Corporate Governance Committee increased the 2010 annual cash retainer for directors by $15,000, increased the 2010 annual equity grant for directors by approximately $9,000 in restricted stock units and increased the 2010 annual lead independent director cash retainer by $10,000. In making these adjustments, the Nominating and Corporate Governance Committee considered peer group compensation data indicating that our director compensation was below the median. The Nominating and Corporate Governance Committee also considered that the annual retainer for directors had not been adjusted in the past 10 years.

With these adjustments, each director who did not receive compensation as an executive officer or employee of our company or our affiliates in 2010 received an annual retainer fee of $50,000, a fee of $1,500 for each meeting of the Board of Directors or any committee meeting thereof attended, and an additional fee of $1,000 for each committee meeting attended if such director was the chair of that committee. The lead independent director, the Audit Committee chair and all other committee chairs received additional annual retainer fees of $20,000, $15,000 and $10,000, respectively, for their service in those positions. In addition, we compensated directors $1,500 per day for corporate events or travel we required. Directors were also reimbursed for certain expenses incurred in attending Board of Directors and committee meetings and other corporate events. We also provided company products to our directors for their use. In 2010, each non-management director also received 5,000 stock options and 1,700 restricted stock units, which will vest one day prior to the 2011 Annual Meeting.

Director Compensation Table – 2010

The table below summarizes the compensation earned by or paid to each of our directors in 2010 except for Blake Roney and Truman Hunt, whose compensation is reported in the executive compensation tables. Truman Hunt, Blake Roney, Steven Lund and Sandra Tillotson each serve as directors, but as company employees they receive no compensation for their services as directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)(2)
Nevin Andersen	128,541	47,583	40,732	—	216,856
Daniel Campbell	145,541	47,583	40,732	—	233,856
E.J. “Jake” Garn	111,541	47,583	40,732	—	199,856
Andrew Lipman	154,541	47,583	40,732	—	242,856
Patricia Negrón	98,041	47,583	40,732	—	186,356
Thomas Pisano	89,041	47,583	40,732	—	177,356
David Ussery	89,041	47,583	40,732	—	177,356
Steven Lund(3)	—	—	—	1,204,260	1,204,260
Sandra Tillotson(4)	—	—	—	1,002,720	1,002,720

(1)
During the fiscal year ended December 31, 2010, Messrs. Andersen, Campbell, Garn, Lipman, Pisano and Ussery and Ms. Negrón each received 1,700 restricted stock units and 5,000 stock options. The amounts reported in these columns reflect the aggregate grant date fair value of equity awards computed in accordance with FASB ASC Topic 718 and do not represent amounts actually received by the director. For this purpose, the estimate of forfeitures is disregarded. For information on the valuation assumptions used in calculating these amounts, refer to Note 11 to our financial statements in the Form 10-K filed for the fiscal year ended December 31, 2010.

The outstanding stock and option awards held at December 31, 2010 by each of the listed individuals are set forth in the chart below:

Name	Stock Awards	Option Awards
Nevin Andersen	1,700	25,100
Daniel Campbell	1,700	82,500
E.J. “Jake” Garn	1,700	85,100
Andrew Lipman	1,700	77,600
Patricia Negrón	1,700	30,000
Thomas Pisano	1,700	30,000
David Ussery	1,700	7,900
Steven Lund	—	50,000
Sandra Tillotson	—	20,000

(2)	Does not include products received by each of the non-employee directors, the aggregate amount of which is less than $10,000 per non-employee director.

(3)
As reflected in the table under “All Other Compensation,” Mr. Lund received compensation as an employee of the company for 2010, including a salary of  $541,667, an incentive plan bonus of $594,710, discretionary bonuses of $27,248 and other compensation of $40,635, including, among other things, $13,681 for distributor event related travel expenses of Mr. Lund’s spouse, an amount equal to our incremental cost for Mr. Lund’s personal use of company-provided products and prizes at company parties, and $12,827 for tax payments for distributor event related travel expenses of Mr. Lund’s spouse.

(4)
As reflected in the table under “All Other Compensation,” Ms. Tillotson received compensation as an employee of the company for 2010, including a salary of $433,333, an incentive plan bonus of $475,768, discretionary bonuses of $22,664 and other compensation of $70,955, including, among other things, $34,263 related to attending and speaking at international distributor events, an amount equal to our incremental cost for Ms. Tillotson’s personal use of company-provided products, distributor event related guest travel and prizes at company parties, and $1,421 for tax payments for distributor event related guest travel.

SECTION 16(a)
BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors and persons who own beneficially more than 10% of a registered class of our equity securities to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of our equity securities. Executive officers, directors, and greater than 10% beneficial owners are required to furnish us with copies of all Section 16(a) reports they file. Based solely upon a review of the copies of such reports furnished to us or written representations that no other reports were required, we believe that during the fiscal year ended December 31, 2010, all executive officers, directors, and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements, except that we inadvertently filed one late report for each of Nevin Andersen, Daniel Campbell, Daniel Chard, E.J. “Jake” Garn, Andrew Lipman, Patricia Negrón, and Thomas Pisano with respect to one transaction each; and two reports for David Ussery with respect to one transaction each.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

The primary objectives of our executive compensation program are to successfully recruit, motivate and retain experienced and talented executives, provide competitive compensation arrangements that are tied to corporate and individual performance and align the financial interests of our executives with those of our stockholders.

We believe that our executive compensation program is one of several key factors that have driven our strong revenue and earnings per share growth in recent years. In 2010, we reported annual revenue of $1.54 billion, a 15% year-over-year improvement, including a 5% positive impact from foreign currency fluctuations. Earnings per share for the year were $2.11, a 51% increase over 2009, or a 40% improvement when excluding restructuring charges in 2009. Our share price increased approximately 13% in 2010.

In addition to strong financial results, we achieved several significant strategic objectives, including the following:

•	Development of a new anti-aging product platform, with plans for the development and launch of new products over the next several years;

•	Successful development and global launch of multiple products;

•	Improvement and alignment of our product launch model; and

•	Global implementation of distributor support and compensation plan improvements.

Our executive compensation program includes base salary, cash incentive bonuses, equity awards, and retirement benefits. A majority of each named executive officer’s target compensation is based on corporate performance, which helps align their total compensation with our actual performance. We award performance-based cash incentive bonuses designed to motivate our executive officers to achieve quarterly and annual revenue and operating income performance levels. To minimize potential risk-taking incentives and windfalls, aggregate bonuses are limited to double the annual target bonus. Our executive compensation program also emphasizes long-term equity incentives, which, coupled with our stock retention guidelines, reward sustainable performance and align the financial interests of our executives with those of our stockholders. In 2010, each of the named executive officers received 50% or more of their annual equity grants in the form of performance stock options and performance restricted stock units.

Overview

Our executive compensation program consists of a variety of components, including base salary, cash incentive bonuses, equity awards, and retirement benefits. This compensation discussion and analysis is intended to provide greater visibility regarding:

•	our compensation objectives;

•	various components of our compensation program and how they relate to our compensation objectives;

•	factors taken into consideration in establishing executive compensation; and

•
decisions related to the 2010 compensation of our Chief Executive Officer, our Chief Financial Officer, and the other executive officers listed in the summary compensation table (the “named executive officers”), and the factors and analysis pertaining to such decisions.

Objectives

The primary objectives of our compensation program are to:

•	successfully recruit, motivate and retain experienced and talented executives;

•	provide competitive compensation arrangements that are tied to corporate and individual performance; and

•	align the financial interests of our executives with those of our stockholders.

The following table identifies the key components of our compensation program and the primary objectives of each component:

Component of Compensation Program	Primary Objective
Base Salary	Pay for role Retention
Recruitment

Cash Incentive Plan	Pay for performance Quarterly and annual operating achievement Stockholder alignment

Equity Incentive Plan	Pay for performance Stock price performance Stockholder alignment

We also provide retirement benefits in the form of a 401(k) plan and a deferred compensation plan, as well as limited perquisites and other personal benefits to executives that represent a very small portion of their overall compensation.

Process for Determining Compensation

Role of Executive Compensation Committee and Chief Executive Officer

The Executive Compensation Committee of the Board of Directors (the “Committee”) is responsible for establishing and administering our executive compensation program. The Committee, together with the Nominating and Corporate Governance Committee, evaluate the performance of the Chairman and the Chief Executive Officer. The Committee is then responsible for setting their compensation. The Committee has delegated to the Chief Executive Officer the responsibility for evaluating the performance of the other executive officers and sharing those evaluations with the Committee. The Chairman and the Chief Executive Officer can also make recommendations to the Committee with regard to the compensation packages for other executive officers. The Committee reviews any such recommendations and has the authority to approve, revise, or reject such recommendations.

Use of Compensation Consultant and Survey Data

The Committee has retained the services of Frederic W. Cook & Co. as its independent compensation consultant to assist the Committee in the review of our executive compensation program, to provide compensation data and alternatives to the Committee, and to provide advice to the Committee as requested. The compensation consultant engaged by the Committee does not perform any work for us outside of the services it performs for the Committee and for the Nominating and Corporate Governance Committee with respect to director compensation. The Committee utilizes the compensation data and alternatives provided by the compensation consultant to analyze compensation decisions in light of current market rates and practices, and to help ensure that our compensation decisions are competitive and economically defensible.

Peer group information and other data are among several factors used by the Committee in making compensation decisions. The Committee compares compensation proposals to the compensation practices of a peer group of publicly-traded companies that compete in our industry or are similar in size to us. The competitive cash compensation data provided by Frederic W. Cook & Co. includes limited use of national survey data calibrated for all industries for companies with similar revenue levels as us. The Committee reviews and updates the peer group from time to time to ensure we are utilizing an appropriate group in terms of size and relevance. The peer group was most recently reviewed and revised in 2009, taking into account the input and recommendations of Fredric W. Cook & Co. At the time of the revision, to avoid potential distortion from differences in peer size, the revenue and market capitalization of the companies included in the peer group ranged between 25% and 400% of our revenue and market capitalization, and we were at the median of the peer group with respect to market capitalization and near the median with respect to revenue.

The following companies are included in our peer group. Because of the similarity of Herbalife’s business model to our business model, Herbalife’s compensation data are double-weighted.

Alberto Culver Company	Herbalife Ltd.
Bare Escentuals, Inc.	International Flavors and Fragrances Inc.
Blyth, Inc.	NBTY, Inc.
Chattem, Inc.	Perrigo Company
Church & Dwight Co., Inc.	Sensient Technologies Corporation
Elizabeth Arden, Inc.	Tupperware Brands Corporation
The Hain Celestial Group, Inc.

Risks Arising From Compensation Policies and Practices

In establishing and reviewing the components of compensation, the Committee regularly considers potential risks associated with such components. In addition, our management conducted a review of our compensation policies and practices for employees and concluded that risks arising from our compensation policies and practices for employees are not reasonably likely to have a material adverse effect on us.

In reaching this conclusion, our management considered the following factors:

•
Our global cash incentive compensation is based on revenue and operating income, which are core measures of performance. In addition, substantially all of our revenue is received through cash or credit card payments, which minimizes risk associated with our revenue-based incentives. To further reduce risk, we have taken steps to cap bonuses under our cash incentive plans at reasonable levels. In addition, the Board of Directors and management review the business plans and strategic initiatives, including related risks, proposed to achieve such performance metrics.

•	We do not engage in speculative trading and we do not provide incentives for our management or employees to engage in such practices.

•
Our compensation programs balance short-term incentives with significant long-term equity incentives. Performance equity awards provide additional long-term incentives to our key employees and executive officers. In addition, our stock retention guidelines help to ensure that a portion of our executives’ equity incentives remain tied to our long-term performance.

Mix of Compensation

When the Committee reviews an executive officer’s compensation, it does not use a specific formula or allocation target to establish the level or mix of compensation. Rather, it exercises judgment in determining a compensation package that is appropriate to accomplish our compensation objectives under the circumstances applicable to the executive officer. The Committee also takes into consideration the relative mix of compensation provided by other companies in our peer group and tries to ensure each component is competitive. Historically, we have tied a majority of target compensation to corporate performance under our cash incentive plan and equity incentive plan.

The Committee also takes into consideration each executive officer’s “Total Direct Compensation” as a market check against the total direct compensation of executive officers in our peer group. “Total Direct Compensation” consists of base salary, cash bonuses, and valuation of equity grants using grant date valuations. The value of perquisites and retirement benefits is not included in the calculation of Total Direct Compensation because we do not view the value of these benefits as being materially different from those offered by other companies. The Committee regularly reviews these other benefits to confirm that they remain relatively consistent with the value of perks and retirement benefits provided by our peer companies.

Components of Compensation

Base Salaries

Base salaries are provided to reflect the individual’s role, function, and competencies. In establishing and approving base salaries, the Committee considers various factors including:

•	current market practices and salary levels;

•	each executive officer’s responsibilities, experience in their position and capabilities;

•	individual performance and company performance;

•	competitive offers made to executive officers and the level of salary that may be required to recruit or retain executive officers; and

•	the recommendations of the Chairman of the Board and the Chief Executive Officer for executive officers other than themselves.

Base salaries for executive officers are typically reviewed annually during our evaluation period in February. The Committee does not assign specific weights to the factors identified above, but emphasizes establishing base salaries that are competitive in order to attract and retain qualified and effective executive officers.

In February 2010, the Committee adjusted the base salaries of Messrs. Wood and Chard from $375,000 to $410,000, to maintain competitiveness based on peer group information and in consideration of their individual performance and contributions, including the successful development and launch of new products, continued operating margin improvements, and compensation plan improvements. The Committee also adjusted the base salary of Mr. Roney from $750,000 to $800,000 in consideration of his leadership contributions and role as spokesman. The Committee also considered our performance, with strong revenue and earnings per share growth in 2009, despite challenging economic conditions globally.

In connection with the renegotiation of Mr. Chang’s employment contract in 2009, the Committee adjusted Mr. Chang’s salary from $500,000 to $525,000, effective January 1, 2010. The Committee made this adjustment in consideration of his individual performance and contributions, including the successful development and launch of new products, and to provide a competitive compensation package designed to retain and further incentivize Mr. Chang.

Cash Incentive Bonuses

Consistent with our objective to tie a significant portion of the executive officers’ compensation to our financial performance, we award performance-based cash incentive bonuses, under our 2006 Senior Executive Incentive Plan. We believe these bonuses motivate executive officers and reward them for achieving short-term operating performance levels.

Cash incentive bonuses are split evenly between revenue and operating income performance levels. The Committee believes revenue is an appropriate measure of management’s effectiveness in growing the business and that operating income measures the effectiveness of management in growing the business in a profitable manner. The Committee also believes an even split is appropriate for us because management performance is tied equally to growing the business and increasing profitability. Our incentive plan allocates 50% of the cash incentive bonus to annual performance levels and 50% to quarterly performance levels (12.5% per quarter). We believe allocating a portion of the cash incentive bonus to quarterly performance levels motivates focused performance throughout each quarter, while the annual portion provides a meaningful incentive to achieve strong annual results.

Cash incentive bonuses are computed based on the degree to which full performance levels are met or exceeded. If full performance levels are met for a particular incentive period, a participant will receive a cash incentive bonus equal to a pre-established percentage of salary, the “target bonus”. If full performance levels are not met, the bonus decreases linearly until reaching 50% of the target bonus at the minimum performance levels. No bonus is paid if minimum profitability performance levels are not met. To the extent actual revenue or profitability measures exceed full performance levels, the bonus increases linearly above the target bonus until reaching 200% of the target bonus at the stretch performance levels. Prior to 2010, aggregate annual bonuses were capped under the plan at $3 million for each named executive officer. Beginning in 2010, the Committee elected to cap aggregate annual bonuses for named executive officers at 200% of the aggregate annual target bonus. Although a named executive officer’s bonus earned for revenue or operating income performance in a given quarter or for the year may separately exceed 200% of the associated target bonus, the aggregate annual bonus is limited to 200% of the aggregate annual target bonus. In 2010, the Committee also elected to reduce the slope of the increase in the bonus for performance above the full performance levels. The Committee implemented these changes to minimize potential risk-taking incentives and windfalls. During the last three years, cash incentive bonuses at the corporate level have been paid at 85.3%, 171.2% and 180.2% of target bonus.

We set the target bonus as a percentage of base salary based on an executive officer’s position and responsibility and market practices. The target bonus is intended to tie a significant portion of an executive officer’s total cash compensation to our performance. We set Mr. Hunt’s target bonus percentage at 100%, which is in line with the market practices of our peer group. For 2010, the target bonus percentages for our other named executive officers were set at 60%, consistent with prior years. To motivate and reward individual performance on key performance criteria, up to 20% of the 2010 cash incentive bonus of each named executive officer was based on individual performance goals.

In establishing minimum revenue and operating performance levels (the level at which 50% of the target bonus is paid), full revenue and operating performance levels (the level at which 100% of the target bonus is paid) and stretch revenue and operating income performance levels (the level at which 200% of the target bonus is paid), the Committee considered various factors, including our recent performance and current business plans, desired core growth rates, general business and economic conditions and business risks. The performance levels are based on constant currency rates and exclude certain items, such as restructuring charges, as determined to be appropriate by the Committee to provide incentives that are earned for operating performance that is within the control of the named executive officers.

Stretch performance levels are not necessarily set at 200% of the full performance levels, but are set at a level that the Committee considers to represent extraordinary performance based on the factors considered. The following tables set forth the correlation between minimum, full and stretch performance levels for 2010, measured as a percentage of full performance levels, together with the percentage of target bonus that could be earned at such levels.

	Minimum	Full	Stretch
Revenue
Percentage of full performance level	95.8%	100.0%	105.6%
Percentage of target bonus paid	50.0%	100.0%	200.0%

The percentage of target bonus earned increases 12.0% for every 1% increase in achievement of the full performance level from the minimum performance level to the full performance level, and 17.8% for every 1% increase in excess of the full performance level from the full performance level to the stretch performance level.

	Minimum	Base	Stretch
Operating Income
Percentage of full performance level	91.7%	100.0%	107.0%
Percentage of target bonus paid	50.0%	100.0%	200.0%

The percentage of target bonus earned increases 6.1% for every 1% increase in achievement of the full performance level from the minimum performance level to the full performance level, and 14.4% for every 1% increase in excess of the full performance level from the full performance level to the stretch performance level.

It is also important to note that although the performance levels are expressed as “revenue” and “operating income,” the Committee actually focused on desired core growth rates (determined on a constant currency basis and excluding certain items including restructuring charges) to be achieved from the prior year in establishing the appropriate minimum, full and stretch performance levels. For example the revenue full performance level for the annual period in 2010 represented a 6.0% growth rate over 2009 and the operating income full performance level represented an 8.9% growth rate over 2009. The growth rates associated with the stretch performance levels for revenue and operating income were approximately double the growth rates associated with the full performance levels. Actual performance represented growth rates that were approximately 175.0% and 241.6% higher than the growth rates associated with the revenue and operating income full performance levels, respectively.

As established by the Committee, the percentage of target bonus paid for actual quarterly and annual revenue and operating income performance was calculated as follows:

•
For actual performance between the minimum performance levels and the full performance levels, the percentage of target bonus paid is equal to 100% – [(100% – 50%) x (actual performance – full performance level) / (minimum performance level – full performance level)].

•
For actual performance between the full performance levels and the stretch performance levels, the percentage of target bonus paid is equal to 100% + [(200% – 100%) x (actual performance – full performance level) / (stretch performance level – full performance level)].

•	For actual performance exceeding the stretch performance levels, the percentage of target bonus paid is equal to 100% + (actual performance / stretch performance level).

The table below sets forth the operating income and revenue performance levels for the incentive periods in 2010, the actual performance, the percentage of the full performance levels achieved, and the percentage of the target bonus that was paid. We have included the growth rates over the prior-year period to help provide a clearer understanding of the performance levels under the incentive plan. The total dollar amount of the bonuses earned is set forth in the Summary Compensation Table.

(dollar amounts expressed in thousands)
	Q1 2010	Q2 2010	Q3 2010	Q4 2010	Annual
Revenue
Full performance level(1) (Constant currency growth rate over prior year)	$314,418 6.2%	$342,367 6.1%	$354,603 6.1%	$399,174 5.6%	$1,410,562 6.0%
Actual performance (Constant currency growth rate over prior year)	$339,301 14.6%	$374,023 16.0%	$369,470 10.5%	$388,312 2.7%	$1,471,106 10.5%
Percentage of full performance level achieved	107.9%	109.2%	104.2%	97.3%	104.3%
Percentage of target bonus paid	202.3%	203.5%	175.3%	67.8%	176.6%

(dollar amounts expressed in thousands)
	Q1 2010	Q2 2010	Q3 2010	Q4 2010	Annual
Operating Income
Full performance level(2) (Constant currency growth rate over prior year)	$33,624 13.8%	$40,512 12.5%	$46,913 12.4%	$51,566 0.8%	$172,605 8.9%
Actual performance (Constant currency growth rate over prior year)	$37,436 26.7%	$52,875 46.8%	$47,523 13.8%	$54,597 6.8%	$192,431 21.3%
Percentage of full performance level achieved	111.3%	130.5%	101.3%	105.9%	111.5%
Percentage of target bonus paid	204.4%	224.2%	127.3%	155.3%	204.2%

(1)
Minimum revenue performance levels for the four quarterly and annual periods were $300,839, $328,805, $339,654, $382,329, and $1,351,627, respectively. Stretch revenue performance levels were $331,741, $361,272, $374,355, $422,240, and $1,489,608, respectively.

(2)
Minimum operating income performance levels for the four quarterly and annual periods were $30,614, $37,439, $43,056, $47,222, and $158,331, respectively. Stretch operating income performance levels were $35,850, $42,562, $49,148, $57,051, and $184,611, respectively.

Total aggregate annual bonus paid was 180.2% of the aggregate annual target bonus. Differences between actual results reported in the table above and results reported in our audited financial statements are a result of the difference between the exchange rates used in our financial statement and constant currency rates used to measure performance under the incentive plan, as well as the exclusion of certain items including restructuring charges. To facilitate comparisons between the incentive period and the prior-year period (i.e., to help measure core growth rates in the targets), the currency rates used to establish the goals and measure performance were the exchange rates that were used in the prior-year period.

Annual Equity Grants

Aligning the interests of our executive officers with those of our stockholders is an important objective of our compensation program. In order to accomplish this objective, we tie a significant portion of the total compensation of executive officers to our long-term stock performance through the grant of equity awards and the adoption of our Stock Retention Guidelines. We also believe that equity compensation helps motivate executive officers to drive earnings growth because they will be rewarded with increased equity value, and assists in the retention of executive officers who may have significant value tied up in unvested equity awards.

We periodically review and adjust the level of our equity awards. We do not use a fixed formula or criteria in determining whether to adjust the level of equity awards, but subjectively evaluate a variety of factors consisting of:

•	practices of peer companies;

•	degree of responsibility for overall corporate performance;

•	overall compensation levels;

•	changes in positions and/or responsibilities;

•	individual and corporate performance;

•	potential dilution of our overall equity grants;

•	accumulated realized and unrealized value of equity awards;

•	associated expenses of such awards;

•	recommendations of the Chairman of the Board and Chief Executive Officer with respect to the other executive officers; and

•	recommendations of our compensation consultant.

Historically, we have fixed the number of shares/options to be granted on an annual basis and have used compensation survey data to confirm that our equity practices are reasonable compared to our peers. While we generally have not given significant consideration to the value of existing equity awards because we want to ensure that our equity compensation is competitive on an annualized basis, and we want to provide an incentive from the date of grant, we do review and consider the value of existing awards (inclusive of stock sales proceeds over the previous three years) of our executive officers in connection with our review of equity compensation practices. In evaluating annual option grant levels, we have also considered special grants of performance stock options that were made to Messrs. Wood, Chang and Chard in 2007 and to Mr. Hunt in 2008, which have now vested based on performance in 2009 and 2010. Accordingly, we reduced the 2010 annual equity grant levels by the annualized number of these performance stock options, annualized over their anticipated vesting period.

While we consider time-vested stock options to be performance based because the stock price must increase after the grant for them to be valuable, in re-evaluating our equity compensation practices we believe that the performance nature of our equity grants could be enhanced by making a portion of equity grants in the form of performance options or performance restricted stock units. We believe the performance options that were granted in 2007 and 2008 have been a motivating factor for our key employees and executive officers. Accordingly, as reflected in the following table, each of the named executive officers received 50% or more of their 2010 annual equity grants in the form of performance stock options and performance restricted stock units.

	Performance Stock Options	Performance Restricted Stock Units	Time-Vested Stock Options	Performance Equity Award Percentage
Named Executive Officer
Truman Hunt	─	75,000	50,000	60%
Ritch Wood	17,500	10,000	27,500	50%
Joseph Chang	7,500	5,000	12,500	50%
Daniel Chard	17,500	10,000	27,500	50%

Mr. Roney typically does not receive annual equity awards because of the size of his equity position in the company. In determining the appropriate types and amounts of equity awards for the named executive officers, we considered individual performance and contributions and equity compensation practices of our peer group. The 2010 annual equity awards of the named executive officers were approximately at the median for our peer group.

2010 Special Equity Grants

In 2007 and 2008, the Committee approved the grant of performance stock options as a special incentive to a limited group of executive officers and key managers to align and motivate them in their efforts to significantly improve annualized earnings per share from $0.67 in 2007 (including $0.17 per share in restructuring charges, net of taxes) to $1.50 and then $2.00 by 2012. We generated significant growth following the grant of these performance stock options, with earnings per share of $2.11 in 2010.

In November 2010, based on the success of the 2007 and 2008 performance stock options, the Committee approved a new grant of performance stock options as a special incentive to a broader group of executive officers and key managers to align and motivate them in their efforts to further improve annualized earnings per share to $3.00, $3.50 and then $4.00 by 2015. One third of the performance stock options vest upon the achievement of each of $3.00, $3.50 and $4.00 earnings per share for any 12 month period, as determined on a quarterly basis. The unvested portion of these performance stock options will be terminated if these goals are not achieved based on performance through December 2015, or if earnings per share fall below $2.00, $2.25 or $2.50 for performance through December 2012, 2013 and 2014, respectively. Certain items, such as stock dividends and splits, large stock repurchases and the impact of previously pending litigation, are excluded from the calculation of earnings per share so that the incentive is earned for operating performance which is within the control of the executive officers.

In determining the appropriate number of shares to grant, the Committee engaged the services of its compensation consultant to review the proposal and advise the Committee. In considering the grant, we reviewed and considered various factors including:

•	average equity grant over the last three years compared to our peers;

•	value of the total holdings of the named executive officers;

•	potential financial statement expenses associated with such a grant;

•	potential dilution of such grants with respect to the outstanding shares; and

•	other 2010 equity grants.

For purposes of this analysis, we treated one performance option as the equivalent of 0.5 time vested options, based on our valuation of the options compared to time-vested options without performance contingencies. We also spread the grant over the five-year performance period for purposes of analyzing the grant and making comparisons to the equity grant practices of our peer group of companies and industry surveys. Named executive officers with similar level of responsibility were granted similar numbers of performance options. Although the grants would increase our overall equity expense and usage rate above historical levels, the Committee determined the grant would be appropriate based on various factors including the fact that the options would not vest unless significant earnings per share growth occurred and would help unify management in achieving improved earnings growth.

Based on this analysis, we granted 50,000 performance stock options to each of the named executive officers, except Mr. Roney. As indicated above, Mr. Roney generally does not receive equity awards because of the size of his equity position in the company. Because the approved grants would only become exercisable based on significant earnings per share growth requiring our performance to be above the 75th percentile of our peer companies, the Committee was willing to consider grants that would result in some officers having equity grant levels at the 75th percentile or higher compared to our peer companies.

Our equity awards contain forfeiture provisions that allow the Committee to recover the gains from the exercise or vesting of any equity awards if an executive materially breaches certain contractual obligations or covenants, including non-compete and non-solicitation covenants, or willfully engages in or is convicted of certain illegal activity, fraud or other misconduct. In such event, we may terminate the outstanding awards of such executive and recover any gains from the exercise or vesting of equity awards during the twelve months preceding the act or anytime thereafter.

Timing of Equity Grants

We have historically made semi-annual equity grants to our executive officers and key employees at or near the end of February and August each year to allow for exercise price averaging, overlapping vesting and more regular consideration of individual performance. In 2010, we granted annual performance-vesting stock options to executive officers in March, followed by a June grant of annual time-vesting and performance-vesting restricted stock units and half of annual time-vesting stock options, and an August grant of the remaining half of annual time-vesting stock options. Going forward, we plan to grant annual performance-vesting stock options, annual time-vesting and performance-vesting restricted stock units and half of annual time-vesting stock options to executive officers in February, followed by an August grant of the remaining half of annual time-vesting stock options. The exercise price for stock options is set at the closing price of our stock on the date of grant. We split the annual time-vesting options into two semi-annual grants rather than one annual grant in order to minimize the impact of stock volatility on the exercise price. The Committee generally meets on the proposed grant date at which time they review the award list and approve the grant. We also grant a limited number of equity awards at times other than on the general semi-annual grant dates, including the November 2010 special equity grants discussed above. These awards are generally related to new hires, promotions, changes in job responsibilities, and new compensation packages.

Equity Retention Guidelines

In January 2005, we established equity retention guidelines for our executive officers to motivate them to consider the long-term consequences of business strategies and to provide a level of long-term performance risk with respect to our compensation programs. These guidelines provide that executive officers and directors must retain 50% to 75% of the net shares (after payment of the exercise price and related taxes) with respect to any equity award unless the individual holds a designated level of shares as phased in over a five-year period. Outstanding options and restricted stock units are not counted for purposes of satisfying the designated level. At the end of the five-year phase-in period, the designated ownership levels are set at 100,000 shares for our Chief Executive Officer, 20,000 shares for our executive officers, and 5,000 shares for our directors. As of December 31, 2010, based on the $30.26 closing sales price for our Class A common stock on the New York Stock Exchange, these levels of ownership were valued at $3,026,000, $605,200 and $151,300, respectively. Based on these values, the ownership level required for our Chief Executive Officer represents approximately 3.5 times Mr. Hunt’s 2010 base salary and the ownership level required for executive officers represents approximately 1.1 times the average of the 2010 base salaries of Messrs. Wood, Roney, Chang and Chard.

Retirement and Other Post-Termination Benefits

Our executive officers do not participate in any pension or defined benefit plan. We believe it is important for retention purposes to provide executive officers with a meaningful opportunity to accumulate savings for their retirement. To accomplish this objective, we maintain both a tax-qualified 401(k) plan and a nonqualified deferred compensation plan. We do not make any matching contributions under the deferred compensation plan, but we do make discretionary contributions to the plan for select employees ranging from 3% of salary to 10% of salary. The company contributions vest 50% at 10 years of service and 5% each year thereafter. The vested company contributions will not be paid out, however, if the participant competes with us during the one-year period following termination of employment. This non-compete limitation terminates after the participant has reached 20 years of service or age 60.

The employment agreement entered into by Mr. Hunt when he was appointed President and Chief Executive Officer in 2003 contains certain severance and change of control benefits. These benefits provide for acceleration of his equity awards upon the announcement of a transaction that would result in a change of control and lump sum severance benefit in the event his employment is terminated within two years following a change of control. Mr. Hunt is also entitled to an excise tax gross-up on his cash severance benefits. These benefits were negotiated at the time Mr. Hunt became the President and Chief Executive Officer and we believe these benefits help ensure Mr. Hunt will remain employed and actively engaged in the event of a potential change of control. We have also agreed to certain severance payments for Mr. Hunt if he is terminated without cause, which we believe are reasonable and necessary in order to attract and retain a qualified Chief Executive Officer.

Mr. Chang is also entitled to have his stock options vest in the event of a change of control and is also entitled to certain severance benefits. We also have a severance arrangement with Mr. Chard. These change of control and severance benefits are described and quantified below under the section entitled “Employment Agreements” and in the table below entitled “Potential Payments Upon Termination or Change of Control.” Neither of these named executive officers have any excise tax gross-up rights and we did not provide an excise tax gross-up benefit to any other employee in 2010, whether through a new agreement or amendment of an existing agreement.

Our current equity awards for key employees also provide for accelerated vesting upon a change of control if an employee is terminated within two-years following such change of control. We believe this double trigger acceleration is a reasonable way to protect employees who may be terminated following a change of control. It also assists us in retaining their services in the event of a potential change of control. We believe such arrangements are in the best interests of us and our stockholders if they are reasonable in amount and scope, because they can help to retain key employees during a change of control process.

Perquisites and Other Personal Benefits

We also provide our executive officers and other key employees with other limited benefits and perquisites. These consist of, among other things, payments for term life insurance, use of recreational equipment and properties, certain sporting event tickets, security and free company products. We do not reimburse executive officers for the income taxes associated with these perquisites except for limited business related perks such as spousal travel to distributor events where the spouse is expected to attend and help entertain and participate in events with distributors and their spouses. We have elected to pay the income taxes for these business-related perks because we believe they are business expenses. These benefits represent a very small portion of an executive officer’s overall compensation and provide a benefit to us and our stockholders. The amount of these benefits is included in the All Other Compensation Table that follows the Summary Compensation Table.

Tax Limitations on Deductibility

We have taken into consideration the limitation on deductibility for United States income tax purposes of compensation in excess of $1 million paid to our Chief Executive Officer and the three other most highly compensated executive officers employed at the end of the year (other than our Chief Financial Officer) by structuring a significant portion of our compensation as performance-based. Our current cash incentive plan and equity incentive plan have been approved by our stockholders, and the awards under these plans can qualify as “performance-based” for purposes of the deductibility limitations. While we try to structure compensation so that it will be deductible for income tax purposes, we also exercise judgment and may authorize compensation payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate and in the best interests of us and our stockholders. Typically, we have not had to address 162(m) issues as most of our compensation is performance based.

EXECUTIVE COMPENSATION COMMITTEE REPORT

We have reviewed and discussed with management the Compensation Discussion and Analysis to be included in this proxy statement. Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the Compensation Discussion and Analysis referred to above be included in this proxy statement.
EXECUTIVE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Daniel Campbell, Chairman
E.J. “Jake” Garn
Andrew Lipman
Patricia Negrón
David Ussery

Summary Compensation Table

The following table summarizes the total compensation paid to or earned by each of the named executive officers for the fiscal years ended December 31, 2008, December 31, 2009 and December 31, 2010.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)

Truman Hunt President and Chief Executive Officer	2010	866,346	36,498	1,884,750	809,200	1,561,287	135,805	5,293,886
	2009	776,849	49,832	—	689,852	1,413,672	119,493	3,049,698
	2008	673,077	437,398	—	1,927,684	201,137	118,715	3,358,011

Ritch Wood Vice President and Chief Financial Officer	2010	404,167	20,800	251,300	788,673	443,330	72,862	1,981,131
	2009	371,154	21,485	—	234,550	385,288	73,381	1,085,858
	2008	350,000	127,857	—	220,636	64,780	76,217	839,490

Blake Roney Chairman of the Board	2010	791,667	37,664	—	—	865,032	17,663	1,712,025
	2009	750,000	43,119	—	137,970	770,576	37,726	1,739,391
	2008	750,000	273,978	—	—	138,814	53,176	1,215,968

Joseph Chang Chief Scientific Officer and Executive Vice President, Product Development	2010	525,000	22,275	125,650	593,498	567,678	85,409	1,919,511
	2009	500,000	428,697	1,216,000	206,956	530,446	79,243	2,961,342
	2008	500,000	482,652	23,910	145,152	92,543	79,746	1,324,003

Daniel Chard President, Global Sales and Operations	2010	404,167	17,483	251,300	788,673	443,330	74,006	1,978,959
	2009	371,154	21,485	—	234,550	385,288	73,156	1,085,633
	2008	346,154	128,857	—	171,606	64,780	85,557	796,954

(1)
Mr. Hunt and Mr. Chang deferred a portion of their salaries under our nonqualified deferred compensation plan, which is included in the Nonqualified Deferred Compensation Table. Each of the named executive officers, except Mr. Roney, also contributed a portion of his salary to our 401(k) retirement savings plan.

(2)
The amounts reported in this column include gift payments that we have historically made to all corporate employees as year-end holiday gifts in the form of a gift certificate or similar merchant credit arrangement, or cash in an amount equal to a percentage of each employee’s base salary (approximately two weeks of salary). The amounts reported in this column for 2009 also include a special discretionary bonus in an amount equal to a percentage of each named executive officer’s base salary (approximately one week of salary). The amounts reported in this column for 2008 also include discretionary bonuses based on our performance during the three months ended September 30, 2008 and the year ended December 31, 2008, which were paid 75% in cash and 25% in shares of our Class A Common Stock. The total discretionary bonus amounts received by the named executive officers were as follows: Mr. Hunt, $408,552; Messrs. Wood and Chard, $114,395; Mr. Roney, $245,132; and Mr. Chang, $163,421. The amounts reported in this column for 2009, also include discretionary bonus stock granted on February 20, 2009, with a grant date closing price of $10.41 per share, with the named executive officers receiving the following number of shares: Mr. Hunt, 9,817; Messrs. Wood and Chard, 2,749; Mr. Roney, 5,890; and Mr. Chang, 3,927. In connection with this discretionary bonus stock grant, Messrs. Hunt and Roney were granted the right to surrender a portion of the shares to satisfy related tax withholding obligations. The amounts reported in this column for Mr. Chang include retention bonuses paid pursuant to Mr. Chang’s employment contract for his continued service through December 31of 2008 and 2009.

(3)
The amounts reported in these columns reflect the aggregate grant date fair value of equity awards computed in accordance with FASB ASC Topic 718 and do not represent amounts actually received by the named executive officers. For this purpose, the estimate of forfeitures is disregarded. For information on the valuation assumptions used in calculating these amounts, refer to Note 11 to our financial statements in the Form 10-K filed for the fiscal year ended December 31, 2010.

(4)
The amounts reported in this column are cash awards to the named executive officers made pursuant to our 2006 Senior Executive Incentive Plan. See the “Compensation Discussion and Analysis—Cash Incentive Bonuses” for information regarding these awards. Mr. Hunt and Mr. Chang deferred a portion of their incentive bonuses under our nonqualified deferred compensation plan, which is included in the “Nonqualified Deferred Compensation Table”.

(5)	See the “All Other Compensation Table” below for additional information.

All Other Compensation Table – 2010

The following table describes the components of the All Other Compensation column for 2010 in the Summary Compensation Table.

Name	Company Contributions to Deferred Compensation Plan ($)	Tax Payments ($)(1)	Term Life Insurance Premiums paid by Company ($)(2)	Company Contributions to 401(k) Retirement Savings Plan ($)	Perquisites and Other Personal Benefits ($)(3)	Other ($)	Total ($)
Truman Hunt	86,636	1,421	5,305	9,800	32,643	—	135,805
Ritch Wood	41,000	1,421	300	9,800	20,342	—	72,863
Blake Roney	—	1,421	1,680	9,800	4,762	—	17,663
Joseph Chang	52,500	1,421	3,270	9,800	18,419	—	85,410
Daniel Chard	41,000	1,421	460	9,800	21,326	—	74,007

(1)
This column reports amounts reimbursed by us for the payment of taxes with respect to travel of the named executive officers’ spouses to corporate and distributor events. In 2009, we elected to discontinue paying the income taxes associated with non-business related perquisites. For further discussion regarding tax payments, see the “Compensation Discussion and Analysis—Perquisites and Other Personal Benefits” section above.

(2)	This column reports premiums paid to obtain term life insurance policies with coverage of $500,000 for Messrs. Hunt, Wood, Chang and Chard, and $1,000,000 for Mr. Roney.

(3)
This column reports our incremental cost for perquisites and personal benefits provided to the named executive officers. In 2010, these benefits included, among other things, the personal use of company-provided vehicles, cabins, sporting tickets, company products, corporate and distributor event related spouse travel and prizes at company parties.

Grants of Plan-Based Awards – 2010

The following table provides information about equity and non-equity awards granted to the named executive officers in 2010.

Name	Grant Date	Estimated Future Payouts under non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($)(4)	Grant Date Fair Value of Stock and Option Awards ($)(5)
		Threshold ($)(1)	Target ($)(1)	Max ($)(1)	Threshold (#)(2)	Target (#)(2)	Max (#)(2)

Truman Hunt	6/28/2010	—	—	—	37,500	75,000	75,000	—	—	—	1,884,750
	6/28/2010	—	—	—	—	—	—	—	25,000	25.89	189,774
	8/31/2010	—	—	—	—	—	—	—	25,000	25.57	181,592
	11/15/2010	—	—	—	16,667	50,000	50,000	—	—	30.43	437,833
	N/A	216,587	866,346	1,732,692	—	—	—	—	—	—	—

Ritch Wood	3/2/2010	—	—	—	8,750	17,500	17,500	—	—	28.09	146,588
	6/28/2010	—	—	—	5,000	10,000	10,000	—	—	—	251,300
	6/28/2010	—	—	—	—	—	—	—	13,750	25.89	104,376
	8/31/2010	—	—	—	—	—	—	—	13,750	25.57	99,876
	11/15/2010	—	—	—	16,667	50,000	50,000	—	—	30.43	437,833
	N/A	61,500	246,000	492,000	—	—	—	—	—	—	—

Blake Roney	N/A	120,000	480,000	960,000	—	—	—	—	—	—	—

Joseph Chang	3/2/2010	—	—	—	3,750	7,500	7,500	—	—	28.09	62,823
	6/28/2010	—	—	—	2,500	5,000	5,000	—	—	—	125,650
	6/28/2010	—	—	—	—	—	—	—	6,250	25.89	47,444
	8/31/2010	—	—	—	—	—	—	—	6,250	25.57	45,398
	11/15/2010	—	—	—	16,667	50,000	50,000	—	—	30.43	437,833
	N/A	78,750	315,000	630,000	—	—	—	—	—	—	—

Daniel Chard	3/2/2010	—	—	—	8,750	17,500	17,500	—	—	28.09	146,588
	6/28/2010	—	—	—	5,000	10,000	10,000	—	—	—	251,300
	6/28/2010	—	—	—	—	—	—	—	13,750	25.89	104,376
	8/31/2010	—	—	—	—	—	—	—	13,750	25.57	99,876
	11/15/2010	—	—	—	16,667	50,000	50,000	—	—	30.43	437,833
	N/A	61,500	246,000	492,000	—	—	—	—	—	—	—

(1)
The amounts reported in these columns reflect potential payouts for 2010 under our incentive plan if the respective levels of performance were achieved for all quarters and for the year. The amounts reported in the Threshold column reflect the potential payout if any company performance metric was at the minimum level required to receive a bonus. The amounts reported in the Target column reflect the potential payout if all company performance metrics were at full performance levels. As reflected in the Max column, to the extent actual revenue or profitability measures exceed full performance levels, the bonus increases linearly above the target bonus until reaching 200% of the target bonus for actual revenue and profitability measures at the stretch performance levels. See the “Summary Compensation Table” above for awards that were actually paid to the named executive officers under the incentive plan with respect to the year 2010.

(2)
The awards reported in these columns are performance restricted stock units and performance stock options granted under our 2006 Stock Incentive Plan and 2010 Omnibus Incentive Plan. The amounts reported in these columns reflect the potential number of shares of stock that become eligible for vesting or exercisable pursuant to these performance equity awards if certain earnings per share performance levels are achieved. The amount reported in the Threshold column for each award reflects the potential number of shares of stock that become eligible for vesting or exercisable if earnings per share performance is at the minimum level required for any shares of stock to become eligible for vesting or exercisable. The amount reported in both the Target and Max columns for each award reflect the potential number of shares of stock that become eligible for vesting or exercisable if earnings per share performance is at the level required for all shares of stock to become eligible for vesting or exercisable.

(3)
The awards reported in this column are stock options granted to the named executive officers under our 2010 Omnibus Incentive Plan. These stock option awards vest and become exercisable in four equal annual installments beginning one year from the date of the respective grant.

(4)	This column shows the exercise price for the stock option awards granted, which in each case is the closing price of our stock on the date of the respective grant.

(5)
The amounts reported in this column reflect the aggregate grant date fair value of equity awards computed in accordance with FASB ASC Topic 718. For this purpose, the estimate of forfeitures is disregarded. For information on the valuation assumptions used in calculating these amounts, refer to Note 11 to our financial statements in the Form 10-K filed for the fiscal year ended December 31, 2010.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

We have employment agreements or offer letters with Truman Hunt, Joseph Chang and Daniel Chard. The following summarizes the material terms of these agreements or letters, as amended, that remain in effect. For additional discussion on these employment arrangements, see the “Compensation Discussion and Analysis” section above.

Truman Hunt

•
All equity awards vest upon the announcement of a transaction that would result in a change of control. If within 24 months of a change of control Mr. Hunt is involuntarily terminated without cause, he is entitled to a severance payment equal to three times his annual compensation then in effect (current base salary plus current cash bonus target of 100% of base), health insurance benefits for 36 months, and excise tax protection.

•
If Mr. Hunt is terminated by us without cause, he is entitled to a severance payment equal to two times his annual compensation (current base salary plus current cash bonus target of 100% of base) and excise tax protection.

•	Mr. Hunt is subject to our key employee covenants including confidentiality, assignment of work product, non-competition and non-solicitation.

Joseph Chang

•	$525,000 annual base salary as of January 1, 2010.

•
Annual retention bonus for continued employment at the end of each year in the amount of $250,000 for years 2010-2012 and $300,000 for years 2013 and 2014, offset by any cash incentive bonus for the respective year.

•	Initial contingent stock award of 50,000 shares that vest in five equal annual installments, the first of which will vest on December 31, 2010.

•	Participation in our standard stock incentive plan at no less than 35,000 stock options per year.

•	Cash incentives (currently at a target of 60% of base salary).

•	All stock options vest upon a termination in connection with a change of control.

•
If Mr. Chang is terminated without cause prior to the end of 2014, Mr. Chang is entitled to (i) his then applicable annual base salary for twelve months, (ii) any retention bonus and cash incentive bonus that would have been payable during such 12-month period, and (iii) vesting of any stock incentive awards that would have been vested during such 12-month period.

•	If Mr. Chang remains employed until age 60, upon termination he will be entitled to a four-year consulting contract with us for $250,000 per year.

•	Our obligations under this agreement are contingent upon various restrictive covenants, including, among others, non-competition, non-solicitation, non-endorsement and confidentiality.

Daniel Chard

•
Initial stock option award of 100,000 shares, with 50% vesting in four equal annual installments, the first of which vested in February 2007, and 50% vesting in February 2011. He is also entitled to participation in our stock incentive plan at no less than 35,000 stock options per year. All equity awards vest on a change of control.

•	For termination without cause, Mr. Chard is entitled to severance equal to 1.5 times his then current base salary.

•	Mr. Chard is subject to our key employee covenants including confidentiality, assignment of work product, non-competition and non-solicitation.

Outstanding Equity Awards at Fiscal Year-End - 2010

The following table provides information on the holdings of equity awards by the named executive officers as of December 31, 2010.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Truman Hunt	02/27/2004	25,000	—	—	19.15	2/27/2014	—	—	—	—
	09/01/2004	25,000	—	—	26.13	9/1/2014	—	—	—	—
	02/28/2005	25,000	—	—	22.33	2/28/2015	—	—	—	—
	08/31/2005	25,000	—	—	21.34	8/31/2015	—	—	—	—
	05/26/2006	25,000	—	—	17.58	2/28/2013	—	—	—	—
	09/01/2006	25,000	—	—	17.25	9/1/2013	—	—	—	—
	02/26/2007	18,750	6,250	—	17.75	2/26/2014	—	—	—	—
	12/20/2007	18,750	6,250	—	16.50	12/20/2014	—	—	—	—
	02/28/2008	12,500	12,500	—	16.89	2/28/2015	—	—	—	—
	05/12/2008	175,000	—	175,000	17.14	5/12/2013	—	—	—	—
	08/11/2008	25,000	25,000	—	17.03	8/11/2015	—	—	—	—
	02/27/2009	62,500	187,500	—	9.40	2/27/2016	—	—	—	—
	06/28/2010	—	—	—	—	6/28/2017	—	—	75,000	2,269,500
	06/28/2010	—	25,000	—	25.89	6/28/2017	—	—	—	—
	08/31/2010	—	25,000	—	25.57	8/31/2017	—	—	—	—
	11/15/2010	—	—	50,000	30.43	11/15/2017	—	—	—	—

Ritch Wood	2/27/2004	17,500	—	—	19.15	2/27/2014	—	—	—	—
	9/1/2004	17,500	—	—	26.13	9/1/2014	—	—	—	—
	2/28/2005	17,500	—	—	22.33	2/28/2015	—	—	—	—
	6/9/2005	50,000	—	—	23.28	6/9/2015	—	—	—	—
	8/31/2005	17,500	—	—	21.34	8/31/2015	—	—	—	—
	5/26/2006	22,500	—	—	17.58	2/28/2013	—	—	—	—
	9/1/2006	22,500	—	—	17.25	9/1/2013	—	—	—	—
	2/26/2007	16,875	5,625	—	17.75	2/26/2014	—	—	—	—
	12/20/2007	60,000	—	60,000	16.50	12/20/2014	—	—	—	—
	2/28/2008	11,250	11,250	—	16.89	2/28/2015	—	—	—	—
	8/11/2008	11,250	11,250	—	17.03	8/11/2015	—	—	—	—
	2/27/2009	21,250	63,750	—	9.40	2/27/2016	—	—	—	—
	3/2/2010	—	—	17,500	28.09	3/2/2017	—	—	—	—
	6/28/2010	—	—	—	0.00	6/28/2017	—	—	10,000	302,600
	6/28/2010	—	13,750	—	25.89	6/28/2017	—	—	—	—
	8/31/2010	—	13,750	—	25.57	8/31/2017	—	—	—	—
	11/15/2010	—	—	50,000	30.43	11/15/2017	—	—	—	—

Blake Roney	2/27/2009	12,500	37,500	—	9.40	2/27/2016	—	—	—	—

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Joseph Chang	2/27/2004	17,500	—	—	19.15	2/27/2014	—	—	—	—
	9/1/2004	17,500	—	—	26.13	9/1/2014	—	—	—	—
	2/28/2005	17,500	—	—	22.33	2/28/2015	—	—	—	—
	8/31/2005	17,500	—	—	21.34	8/31/2015	—	—	—	—
	5/26/2006	17,500	—	—	17.58	2/28/2013	—	—	—	—
	9/1/2006	17,500	—	—	17.25	9/1/2013	—	—	—	—
	2/26/2007	13,125	4,375	—	17.75	2/26/2014	—	—	—	—
	12/20/2007	60,000	—	60,000	16.50	12/20/2014	—	—	—	—
	2/28/2008	8,750	8,750	—	16.89	2/28/2015	—	—	—	—
	8/11/2008	—	—	—	—	8/11/2015	750	22,695	—	—
	8/11/2008	6,125	6,125	—	17.03	8/11/2015	—	—	—	—
	2/27/2009	18,750	56,250	—	9.40	2/27/2016	—	—	—	—
	11/9/2009	—	—	—	—	11/9/2016	40,000	1,210,400	—	—
	3/2/2010	—	—	7,500	28.09	3/2/2017	—	—	—	—
	6/28/2010	—	—	—	—	6/28/2017	—	—	5,000	151,300
	6/28/2010	—	6,250	—	25.89	6/28/2017	—	—	—	—
	8/31/2010	—	6,250	—	25.57	8/31/2017	—	—	—	—
	11/15/2010	—	—	50,000	30.43	11/15/2017	—	—	—	—

Daniel Chard	2/27/2004	5,000	—	—	19.15	2/27/2014	—	—	—	—
	4/29/2004	25,000	—	—	23.87	4/29/2014	—	—	—	—
	9/1/2004	10,000	—	—	26.13	9/1/2014	—	—	—	—
	2/28/2005	10,000	—	—	22.33	2/28/2015	—	—	—	—
	8/31/2005	10,000	—	—	21.34	8/31/2015	—	—	—	—
	5/26/2006	—	50,000	—	17.58	5/26/2013	—	—	—	—
	9/1/2006	17,500	—	—	17.25	9/1/2013	—	—	—	—
	2/26/2007	—	—	—	—	2/26/2014	375	11,348
	2/26/2007	9,375	3,125	—	17.75	2/26/2014	—	—	—	—
	12/20/2007	—	—	60,000	16.50	12/20/2014	—	—	—	—
	2/28/2008	8,750	8,750	—	16.89	2/28/2015	—	—	—	—
	8/11/2008	8,750	8,750	—	17.03	8/11/2015	—	—	—	—
	2/27/2009	—	63,750	—	9.40	2/27/2016	—	—	—	—
	3/2/2010	—	—	17,500	28.09	3/2/2017	—	—	—	—
	6/28/2010	—	—	—	0.00	6/28/2017	—	—	10,000	302,600
	6/28/2010	—	13,750	—	25.89	6/28/2017	—	—	—	—
	8/31/2010	—	13,750	—	25.57	8/31/2017	—	—	—	—
	11/15/2010	—	—	50,000	30.43	11/15/2017	—	—	—	—

(1)	Time-Vesting Options

Grant	Vesting Schedule

5/26/2006 (Daniel Chard)	Vest in full on February 28, 2011.
12/20/2007 (Truman Hunt)	Vest in four equal annual installments, the first of which vested on September 4, 2008.

6/28/2010	Vest in four equal annual installments, the first of which vests on February 26, 2011.

All other grants	Vest in four equal annual installments, the first of which vests one year from the date of grant.

(2)	Performance-Vesting Options

Grant	Vesting Schedule

2/20/2007 5/12/2008
Vests in two equal tranches based on the achievement of earnings per share performance levels, measured in terms of diluted earnings per share excluding certain items. The first and second tranches vest upon achievement of annualized earnings per share of $1.50 and $2.00, respectively. Any unvested options terminate on the 2nd business day following the filing of our Annual Report on Form 10-K for the year ended December 31, 2012.

3/2/2010
Two equal tranches become eligible for vesting based on the achievement of earnings per share performance levels, measured in terms of diluted earnings per share excluding certain items. The portions of the first and second tranches that become eligible for vesting will be determined by the earnings per share achieved in 2010 and 2011, respectively. The portion of the first tranche that becomes eligible for vesting will vest in two equal annual installments, the first of which vests on March 2, 2011. The portion of the second tranche that becomes eligible for vesting will vest in two equal annual installments, the first of which vests on March 2, 2012. Any portions of the tranches that do not become eligible for vesting will terminate.

11/15/2010
Vests in three equal tranches based on the achievement of earnings per share performance levels, measured in terms of diluted earnings per share excluding certain items. The first, second and third tranches vest upon achievement of annualized earnings per share of $3.00, $3.50 and $4.00, respectively. Any unvested options terminate on March 30, 2016 or earlier if annualized earnings per share fall below certain thresholds.

(3)	Time-Vesting Stock Awards

Grant	Vesting Schedule
11/9/2009	Vest in five equal annual installments, the first of which vested on December 31, 2010.

All other grants	Vest in four equal annual installments, the first of which vests one year from the date of grant.

(4)	The market value of the restricted stock units reported in these columns is based on the closing market price of our stock on December 31, 2010, which was $30.26.

(5)	Performance-Vesting Stock Awards

Grant	Vesting Schedule

6/28/2010
Two equal tranches become eligible for vesting based on the achievement of earnings per share performance levels, measured in terms of diluted earnings per share excluding certain items. The portions of the first and second tranches that become eligible for vesting will be determined by the earnings per share achieved in the four quarters ended March 31, 2011 and December 31, 2011, respectively. The portion of the first tranche that becomes eligible for vesting will vest in two equal installments on May 10, 2011 and February 28, 2012. The portion of the second tranche that becomes eligible for vesting will vest in two equal annual installments, the first of which vests on February 28, 2012. Any portion of the tranches that do not become eligible for vesting will terminate.

Option Exercises and Stock Vested - 2010

The following table provides information on stock option exercises and vesting of stock awards for the named executive officers during 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Truman Hunt	355,000	6,773,570	—	—
Ritch Wood	60,625	1,200,719	—	—
Blake Roney	—	—	—	—
Joseph Chang	96,417	1,739,724	10,375	312,669
Daniel Chard	155,500	2,173,058	375	10,020

(1)
Value realized on exercise of stock options is equal to the number of options exercised multiplied by the market value of our common stock at exercise less the exercise price, and is calculated before payment of any applicable withholding taxes and broker commissions.

(2)
Value realized on vesting of restricted stock units is equal to the number of restricted stock units vested multiplied by the market value of our common stock on the vesting date, and is calculated before payment of any applicable withholding taxes and broker commissions.

Nonqualified Deferred Compensation

Pursuant to our nonqualified Deferred Compensation Plan, certain employees, including the named executive officers, may elect to defer up to 80% of his or her base salary and up to 100% of bonus (minus applicable withholding requirements) that otherwise would be payable in a calendar year. Deferral elections are made prior to the calendar year in which the deferred salary or bonus will be earned. Additionally, we may also elect to contribute money (historically 10% of base salary) to the participant’s deferred compensation.

Earnings and losses on deferred compensation are based on market rates and earnings and losses on participant selected investment funds available under our Deferred Compensation Plan. All amounts a participant elects to defer, adjusted for earnings and losses thereon, are 100% vested at all times. As of January 1, 2010, all amounts we elect to contribute to a participant’s account, adjusted for earnings and losses thereon, vest as to 50% upon 10 years of employment with us, and vest an additional 5% for each year of employment with us thereafter until such amounts are 100% vested upon 20 years of employment with us.  In addition, all amounts become 100% vested upon the participant attaining 60 years of age, upon the participant’s death or disability as defined in the plan, or otherwise at the discretion of the Executive Compensation Committee.

Our Deferred Compensation Plan also provides a death benefit that will pay, upon a participant’s death prior to the commencement of benefit payments, an amount equal to the participant’s deferrals, adjusted for earnings and losses thereon, plus the greater of (i) the vested portion of company contributions, adjusted for earnings and losses thereon, or (ii) five times such participant’s average base salary for the previous three years. All distributions under the Deferred Compensation Plan are payable in cash, and the participant may elect either a lump sum payment or monthly, quarterly, or annual installments over a maximum of 15 years.

The following table shows the investment funds available under our Deferred Compensation Plan and their annual rates of return for the fiscal year ended December 31, 2010, as reported by the administrator of the plan.

Name of Fund	Rate of Return	Name of Fund	Rate of Return
LVIP Money Market - Standard Class	0.05%	American Funds Growth - Class 2	18.68%
Delaware VIP Limited Term Diversified - Standard Class	4.44%	LVIP Delaware Special Opportunities - Standard Class	30.64%
American Century VP Inflation Protection - Class 2	5.10%	Fidelity VIP Mid Cap - Service Class	28.69%
LVIP Delaware Bond - Standard Class	8.49%	Neuberger Berman AMT Mid Cap Growth - I Class	29.10%
Delaware VIP High Yield Series - Standard Class	15.32%	Delaware VIP Small Cap Value Series - Standard Class	32.27%
FTVIPT Templeton Global Bond Securities - Class 1	14.71%	DWS VIP Small Cap Index - Class A	26.39%
LVIP Wilshire Conservative Profile - Standard Class	10.50%	LVIP Baron Growth Opportunities - Service Class	26.38%
LVIP Wilshire Moderate Profile - Standard Class	11.96%	American Funds Global Growth - Class 2	11.75%
LVIP Wilshire Moderately Aggressive Profile - Standard Class	12.72%	American Funds Global Small Capitalization - Class 2	22.41%
LVIP SSgA Global Tactical Allocation- Standard Class	8.74%	Templeton FTVIPT Growth Securities - Class 1	7.74%
Franklin FTVIPT Income Securities - Class 1	12.87%	AllianceBernstein VPS International Value - Class A	4.59%
Delaware VIP Value Series - Standard Class	15.62%	American Funds International - Class 2	7.22%
Franklin FTVIPT Mutual Shares Securities - Class 1	11.47%	LVIP Marsico International Growth - Standard Class	13.11%
Fidelity VIP Contrafund - Service Class	17.11%	Delaware VIP Emerging Markets Series - Standard Class	18.49%
DWS VIP Equity 500 Index - Class A	14.70%	Delaware VIP REIT Series - Standard Class	26.99%
		MFS VIT Utilities Series - Initial Class	13.81%

The following table provides information on compensation under our nonqualified Deferred Compensation Plan for the year 2010.

Nonqualified Deferred Compensation – 2010

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals / Distributions	Aggregate Balance at Last Fiscal YE ($)(2)
Truman Hunt	1,697,983	86,636	50,649	—	3,387,263
Ritch Wood	—	41,000	45,095	—	332,469
Blake Roney	—	—	—	—	—
Joe Chang	684,025	52,500	354,568	—	2,395,805
Dan Chard	—	41,000	29,413	—	243,109

(1)
The amounts reported in this column are reported as compensation for 2010 for the named executive officers in the Summary Compensation Table under the “Salary”, “Non-Equity Incentive Plan Compensation” or “All Other Compensation” columns.

(2)	The following table identifies amounts that have already been reported as compensation in our Summary Compensation Table for 2008, 2009 and 2010:

Name	2008 ($)	2009 ($)	2010 ($)	Total ($)
Truman Hunt	323,749	1,482,156	827,321	2,633,226
Ritch Wood	35,000	37,500	41,000	113,500
Blake Roney	—	—	—	—
Joe Chang	457,544	418,268	285,725	1,161,537
Dan Chard	35,000	37,500	41,000	113,500

Potential Payments Upon Termination or Change of Control

The information below describes the compensation that would become payable under existing plans and arrangements if the named executive officer’s employment had terminated on December 31, 2010, given the named executive officer’s compensation and service levels as of such date, and if applicable, based on our closing stock price on that date. Except as noted below, all amounts would be payable as a lump sum upon termination, except deferred compensation, which may be payable as a lump sum or in installments at the election of the named executive officer. These benefits are in addition to benefits available generally to salaried employees, such as distributions under our 401(k) plan, subsidized retiree medical benefits, and disability benefits. In addition, certain obligations of the named executive officers relating to these payments are described above under the section entitled “Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table—Employment Agreements”.

Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event, our stock price and the named executive officer’s age.

Name	Voluntary Termination ($)	Involuntary Termination for cause ($)	Involuntary Termination Not for Cause ($)	Termination (including constructive termination) in connection with Change of Control ($)	Death ($)(1)	Disability ($)
Truman Hunt
Severance(2)	—	—	3,465,384	5,198,076	—	—
Equity(3)	—	—	—	9,365,313	—	—
Deferred Compensation(4)	3,355,038	3,355,038	3,355,038	3,355,038	3,860,453	3,387,263
Health Benefits(5)	—	—	—	39,307	—	—
Excise Tax (6)	—	—	—	3,110,717	—	—
Total	3,355,038	3,355,038	6,820,422	21,068,451	3,860,453	3,387,263

Ritch Wood
Equity(3)	—	—	—	2,990,194	—	—
Deferred Compensation(4)	332,469	332,469	332,469	332,469	1,875,534	332,469
Total	332,469	332,469	332,469	3,322,663	1,875,534	332,469

Blake Roney
Equity(3)	—	—	—	782,250	—	—
Total	—	—	—	782,250	—	—

Joseph Chang
Severance(7)	—	—	840,000	840,000	—	—
Equity(3)	—	—	1,740,464	3,709,023	—	—
Deferred Compensation(4)	2,237,763	2,237,763	2,237,763	2,237,763	2,541,667	2,395,805
Health Benefits(5)	—	—	13,102	13,102	—	—
Total	2,237,763	2,237,763	4,831,330	6,799,888	2,541,667	2,395,805

Daniel Chard
Severance(8)	—	—	615,000	615,000	—	—
Equity(3)	—	—	—	3,537,766	—	—
Deferred Compensation(4)	145,866	145,866	145,866	145,866	1,869,124	243,109
Total	145,866	145,866	760,866	4,298,632	1,869,124	243,109

(1)	The amounts reported in this column do not include the proceeds payable on death from term life insurance policies, for which we pay the premiums.

(2)
In the event that his employment is terminated involuntarily without cause, Mr. Hunt is entitled to a severance payment equal to his target cash compensation multiplied by two. In the event that his employment is terminated involuntarily or constructively terminated (in each case, except for cause) within 24 months of a change of control Mr. Hunt is entitled to a severance payment equal to his target cash compensation multiplied by three.

(3)
The amounts payable under the equity category, in the case of stock option awards, are based on the difference between the $30.26 closing price of our stock on December 31, 2010 and the exercise price of the applicable award, multiplied by the number of unvested shares subject to the award. The amounts payable under the equity category in the case of restricted stock units are based on the $30.26 closing price of our stock on December 31, 2010 multiplied by the number of unvested shares subject to the applicable award.

(4)
The amounts reported for deferred compensation reflect only the amounts deferred by the named executive officers, the vested portion of amounts contributed by us and earnings on such amounts. We may, at our discretion, accelerate vesting of the unvested amounts contributed by us in the event of a change of control. If we were to accelerate vesting, the total amounts of deferred compensation payable to the named executive officers would be as follows: Mr. Hunt, $3,387,263; Mr. Wood, $332,469; Mr. Chang, $2,395,805; and Mr. Chard, $243,109.

(5)
Mr. Hunt would be entitled to continued health benefits for up to 36 months in the event he was terminated involuntarily or constructively terminated (in each case, except for cause) within 24 months of a change of control. Mr. Chang would be paid a lump sum amount equal to the cost of 12 months of health care continuation coverage in the event he is terminated without cause or resigns for good cause.

(6)	Mr. Hunt is entitled to tax payments to offset the impact of any excise tax related to his termination benefits.

(7)
Mr. Chang is entitled to continued payment of his retention bonus (minus the amount of any Cash Incentive Bonus paid over the same time period) and salary for a one-year severance period following termination and such payments are subject to forfeiture for breach of his key-employee covenants of non-competition, non-solicitation, and confidentiality during the severance period. We may elect to extend the term of Mr. Chang’s key-employee covenants for an additional one-year period in exchange for payment of 75% of his base salary during such period. In addition, in the event Mr. Chang remains continuously employed by us until age 60 or beyond, upon termination he is entitled to a four-year consulting contract with us for $250,000 per year. In addition to the severance payments reported above, Mr. Chang is entitled to receive incentive bonuses for the severance period to the extent management earns incentive bonuses. Mr. Chang’s aggregate target incentive bonus for 2011 is $315,000.

(8)	Mr. Chard is entitled to severance of 1.5 times his then current annual base salary in the event we terminate him other than for cause.

Equity Compensation Plan Information

The following table provides information as of December 31, 2010, about our Class A Common Stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans (including individual arrangements):

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)

Equity compensation plans approved by security holders	8,600,669 (1)	$18.63	4,130,680 (2)

Equity compensation plans not approved by security holders	─	─	─

Total	8,600,669	$18.63	4,130,680

(1)
Consists of 8,070,375 options and 530,294 restricted stock units. The weighted-average exercise price of the outstanding options was $19.86 and the weighted average remaining life of the options was 4.93 years.

(2)	Consists of 4,130,680 shares available for future issuance under our 2010 Omnibus Incentive Plan.

PROPOSAL 2

ADVISE AS TO OUR EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Securities Act of 1934, as amended, we are requesting stockholder approval of an advisory resolution approving the compensation of our named executive officers as disclosed in this Proxy Statement.

The primary objectives of our executive compensation program are to successfully recruit, motivate and retain experienced and talented executives, provide competitive compensation arrangements that are tied to corporate and individual performance; and align the financial interests of our executives with those of our stockholders.

We believe that our executive compensation program is one of several key factors that have driven our strong revenue and earnings per share growth in recent years. In 2010, we reported annual revenue of $1.54 billion, a 15% year-over-year improvement, including a 5% positive impact from foreign currency fluctuations. Earnings per share for the year were $2.11, a 51% increase over 2009, or a 40% improvement when excluding restructuring charges in the prior year. Our share price increased approximately 13% in 2010.

In addition to strong financial results, we achieved several significant strategic objectives, including the following:

•	Development of a new anti-aging product platform, with plans for the development and launch of new products over the next several years;

•	Successful development and global launch of multiple products;

•	Improvement and alignment of our product launch model; and

•	Global implementation of distributor support and compensation plan improvements.

Our executive compensation program includes base salary, cash incentive bonuses, equity awards, and retirement benefits. A majority of each named executive officer’s target compensation is based on corporate performance, which helps align their total compensation with our actual performance. We award performance-based cash incentive bonuses designed to motivate our executive officers to achieve quarterly and annual revenue and earnings per share goals. To minimize potential risk-taking incentives and windfalls, aggregate bonuses are limited to double the annual target bonus. Our executive compensation program also emphasizes long-term equity incentives, which, coupled with our stock retention guidelines, reward sustainable performance and align the financial interests of our executives with those of our stockholders. In 2010, each of the named executive officers received 50% or more of their annual equity grants in the form of performance stock options and performance restricted stock units.

See the Compensation Discussion and Analysis section of this Proxy Statement and the related tables and narrative disclosure for additional information regarding our compensation program for the named executive officers.

The Board of Directors recommends that stockholders approve the following advisory resolution:

RESOLVED, that the stockholders hereby approve the compensation of the company’s named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative disclosure.”

Although this advisory resolution is non-binding, the Board of Directors values input from stockholders. The Board of Directors will consider the voting results for this proposal in making future compensation decisions.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADVISORY RESOLUTION APPROVING THE COMPANY’S EXECUTIVE COMPENSATION.

PROPOSAL 3

ADVISE AS TO THE FREQUENCY OF STOCKHOLDER ADVISORY VOTES
 ON OUR EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Securities Act of 1934, as amended, we are requesting that stockholders provide an advisory vote as to whether stockholder advisory votes on our executive compensation, such as Proposal 2 above, should be held every one, two or three years.

The Board of Directors has determined that holding an advisory vote on executive compensation every year will best provide us with timely and direct feedback from stockholders. As discussed in the Compensation Discussion and Analysis section of this Proxy Statement and the related tables and narrative disclosure, our executive compensation program emphasizes long-term incentives designed to reward sustainable performance. However, we believe that holding an annual advisory vote on executive compensation will best align with the information we provide annually regarding our executive compensation program. We also believe that holding an annual advisory vote on executive compensation will provide us with more frequent opportunities to receive feedback from our stockholders.

Please note that because advisory votes on executive compensation would occur well after the beginning of the year, and because the various elements of our executive compensation program are integrated and complement one another, it may not always be feasible or appropriate to change our executive compensation program by the time of the following year’s annual meeting of stockholders.

Although this advisory vote is non-binding, the Board of Directors values input from stockholders. The Board of Directors will consider the voting results for this proposal in determining how frequently to conduct the vote on executive compensation.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR “ONE YEAR” AS TO THE FREQUENCY OF STOCKHOLDER ADVISORY VOTES ON THE COMPANY’S EXECUTIVE COMPENSATION.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of the Board of Directors is responsible for monitoring our financial auditing, accounting, and financial reporting processes and our system of internal controls on behalf of the Board of Directors. Our management has primary responsibility for our internal controls and reporting process. Our independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), is responsible for performing an independent audit of our consolidated financial statements and the effectiveness of our internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing an opinion thereon. The Audit Committee’s responsibility is to monitor these processes. In this context, the Audit Committee met and held discussions with management, our internal auditors, and PwC. Management represented to the Audit Committee that the consolidated financial statements for the fiscal year 2010 were prepared in accordance with generally accepted accounting principles.

The Audit Committee hereby reports as follows:

•
The Audit Committee has reviewed and discussed the audited consolidated financial statements and accompanying management’s discussion and analysis of financial condition and results of operations with our management and PwC. This discussion included PwC’s judgments about the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

•
The Audit Committee also discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61, (Communication with Audit Committees), as amended, and as adopted by the PCAOB in Rule 3200T.

•
PwC also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with PwC the accounting firm’s independence. The Audit Committee also considered whether non-audit services provided by PwC during the last fiscal year were compatible with maintaining the accounting firm’s independence.

•
Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Nevin Andersen, Chairman
Daniel Campbell
Patricia Negrón
Thomas Pisano

Certain Relationships and Related Person Transactions

Review and Approval of Related Person Transactions

Our Audit Committee Charter requires that the Audit Committee review related party transactions that are significant in size, and approve or reject such transactions with executive officers, members of the Board of Directors, or significant stockholders for which a special committee of the Board of Directors has not been established.

In February 2007, we adopted a written policy and procedures with respect to related person transactions, which includes specific provisions for the approval of related person transactions. Pursuant to this policy, related person transactions include a transaction, arrangement or relationship in which we and certain enumerated related persons participate, and the amount involved exceeds $25,000.

In the event that a related person transaction is identified, such transaction must be reviewed and approved or ratified by our Audit Committee. If it is impracticable for our Audit Committee to review such transaction, the transaction will be reviewed by the chair of our Audit Committee if the amount involved is less than $120,000, whereupon the chair of our Audit Committee will report to the Audit Committee the approval or disapproval of such transaction.

In reviewing and approving related person transactions, the Audit Committee, or its chair, shall consider all information that the Audit Committee, or its chair, believes to be reasonable in light of the circumstances. The Audit Committee or its chair, as the case may be, shall approve only those related person transactions that are determined to be in, or not inconsistent with, our best interests and that of our stockholders, as the Audit Committee or its chair determines in good faith. No member of the Audit Committee shall participate in any review, consideration or approval of any related person transaction with respect to which the member or any of his or her immediate family members has an interest.

Related Person Transactions

Corporate Headquarters and Distribution Center

On December 30, 2010, we entered into purchase agreements and related closing documents and simultaneously closed on the acquisition of our corporate headquarters buildings and distribution center in Provo, Utah for approximately $33 million from Scrub Oak, LLC and Aspen Country, LLC. We paid approximately $16 million of the purchase price in cash and issued promissory notes to Scrub Oak, LLC and Aspen Country, LLC for approximately $17 million. Pursuant to the terms of the promissory notes, we paid the principal amount in multiple installments through January 31, 2011. No interest accrued on the promissory notes. The transaction was reviewed, negotiated and approved by a special committee of independent directors, who retained independent advisors to assist them in their review. Pursuant to the terms of the purchase agreements, we also terminated master lease agreements for the buildings and one other property, dated January 16, 2003, with each of Scrub Oak, LLC and Aspen Country, LLC, as amended. Prior to acquiring the properties, we incurred lease charges for 2010 totaling approximately $2.36 million and $1.27 million, respectively, to Scrub Oak, LLC and Aspen Country, LLC. Scrub Oak, LLC and Aspen Country, LLC are owned primarily by the following executive officers, directors, 5% or greater stockholders, and immediate family members: Blake M. Roney, Sandra N. Tillotson, Steven J. Lund, and Brooke B. Roney.

Lease of Airplane

We periodically charter air service from a charter company, Keystone Aviation LLC, in which Blake M. Roney, our Chairman of the Board, currently owns a 51% interest.  In 2010, we incurred approximately $526,660 in charges for use of private charters from this charter company. Keystone Aviation charges us a rate which is discounted from their regular rate.  Keystone Aviation leases from time to time an aircraft from Arrow Plane, L.C. to provide its charter services to us.  Mr. Roney and his spouse directly or indirectly own substantially all of Arrow Plane, L.C.  In 2010, Arrow Plane, L.C. received payments of approximately $214,900 from Keystone Aviation related to charter services provided to us.

Other

During 2010, we paid employment compensation in excess of $120,000 to three relatives of Blake Roney. Derek Roney, the brother of Blake Roney, received approximately $138,773 in salary, bonuses and other compensation during 2010.  William Watson, the brother-in-law of Blake Roney, received approximately $154,035 in salary, bonuses and other compensation, and 400 restricted stock units during 2010. Richard Watson, the brother-in-law of Blake Roney, received approximately $140,828 in salary, bonuses and other compensation during 2010. In addition, these employees also participated in the employee benefit plans available generally to our employees in their respective locations.

Two sons-in-law and one son of Sandra Tillotson, one of our directors, have independent distributor accounts that we pay commissions to in excess of $120,000 per year.  Her son-in-law, Brandon Sheranian, owns a 50% interest in a distributor account that we paid a total of $719,091 in commissions in 2010.  Her son-in-law, Jed Knight, has a distributor account that we paid a total of $306,401 in commissions in 2010. Her son, Derek Tillotson, has a distributor account that we paid a total of $183,795 in commissions in 2010. The terms under which Messrs. Sheranian, Knight and Tillotson act as our independent distributors and/or are entitled to commissions do not differ from the standard terms we offer to our other distributors.  Any individual who wishes may become a Nu Skin independent distributor, so long as such person is willing to agree to abide by the policies and the terms and conditions of our standard independent distributor agreement.  As a result, our Audit Committee does not typically review or approve the engagements of independent distributors who happen to be related to directors or executive officers unless we propose to offer such independent distributor special terms that differ materially from the standard terms.

PROPOSAL 4

RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of PricewaterhouseCoopers LLP, our independent registered public accounting firm for the fiscal year ended December 31, 2010, was selected by the Audit Committee of the Board of Directors to act in the same capacity for the fiscal year ending December 31, 2011. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they so decide and will be available to respond to appropriate questions. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

The following table presents approximate fees for professional services rendered by PricewaterhouseCoopers LLP for the audit of our annual financial statements for the fiscal years ending December 31, 2010, and December 31, 2009, and approximate fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods.

	Fiscal 2010 ($)	Fiscal 2009 ($)
Audit Fees(1)	2,183,000	1,940,000
Audit-Related Fees	─	─
Tax Fees(2)	2,495,000	1,719,000
All Other Fees	─	─
Total	4,678,000	3,659,000

(1)
Audit Fees consist of fees billed for the audit of annual financial statements, review of quarterly financial statements and services normally provided in connection with statutory and regulatory filings or engagements, including services associated with SEC registration statements.

(2)
Tax Fees consist of approximately $1,274,000 in fees for tax compliance work and $1,221,000 in fees for tax planning work in 2010, and approximately $532,000 in fees for tax compliance work and $1,187,000 in fees for tax planning work in 2009.

Audit and Non-Audit Services Pre-Approval Policy

Under the Audit and Non-Audit Services Pre-Approval Policy, the Audit Committee must pre-approve all audit and non-audit services provided by the independent registered public accounting firm. The policy, as described below, sets forth the procedures and conditions for such pre-approval of services to be performed by the independent registered public accounting firm. Under the policy, proposed services may be either pre-approved categorically within specified budgets (“general pre-approval”) or specifically pre-approved on a case-by-case basis (“specific pre-approval”). In approving any services by the independent registered public accounting firm, the Audit Committee will consider whether the performance of any such service would impair the independent registered public accounting firm’s independence.

The Audit Committee must specifically pre-approve the terms and fees of each annual audit services engagement. All other Audit, Audit-related, Tax, and All Other Services (each defined in the policy) may be generally pre-approved pursuant to projected categorical budgets. The Audit services subject to general pre-approval include such services as statutory audits or financial audits for subsidiaries or affiliates and services associated with SEC registration statements, periodic reports, and other documents filed with the SEC or other documents issued in connection with securities offerings. Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are traditionally performed by the independent registered public accounting firm. Tax services include tax compliance, tax planning, and tax advice. All Other Services are those routine and recurring services that the Audit Committee believes will not impair the independence of our registered public accounting firm, such as new market development advice and other miscellaneous services. The SEC prohibits our independent registered public accounting firm from performing certain non-audit services, and under no circumstances will the Audit Committee approve such services by it.

The Audit Committee will review the generally pre-approved services from time-to-time, at least annually. Any changes to budgeted amounts or proposed services will require specific pre-approval by the Audit Committee.

In 2010, all of the services provided by PricewaterhouseCoopers LLP were approved by the Audit Committee in accordance with the Audit and Non-Audit Services Pre-Approval Policy.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF OUR SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors knows of no other matters to be brought before the Annual Meeting. If other matters are properly brought before the Annual Meeting or any adjournment or postponement thereof, it is intended that the persons named in the enclosed proxy will have discretionary authority to vote on such matters in accordance with their best judgment, acting together or separately.

STOCKHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

In order for a stockholder proposal to be considered for inclusion in our proxy statement for next year’s annual meeting, the written proposal must be received by us no later than December 27, 2011. Such proposals also will need to comply with Securities and Exchange Commission regulations regarding the inclusion of stockholder proposals in company sponsored proxy materials. Similarly, in order for a stockholder proposal to be raised at next year’s annual meeting, written notice must be received by us no later than December 27, 2011, and shall contain such information as is required under our Bylaws.

In addition, our Bylaws permit stockholders to nominate directors at the annual meeting by providing advance written notice to us. In order to make a director nomination at a stockholder meeting, a stockholder must notify us not fewer than 120 days in advance of the date of our proxy statement released to stockholders in connection with the previous year’s annual meeting. Thus, since April 25, 2011 is specified as the date of this year’s proxy statement, in order for any such nomination notice to be timely for next year’s annual meeting, it must be received by us no later than December 27, 2011, (i.e., 120 days prior to April 25). In addition, the notice must meet all other requirements contained in our Bylaws.

A stockholder may contact our Corporate Secretary at our headquarters for a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as filed with the Securities and Exchange Commission, without exhibits, may be obtained by stockholders without charge by written request to Scott Pond, Investor Relations Manager, Nu Skin Enterprises, Inc., 75 West Center Street, Provo, Utah 84601. A copy of the Annual Report on Form 10-K is also available on our website, www.nuskinenterprises.com. Exhibits will be provided upon written request and payment of an appropriate processing fee.

By Order of the Board of Directors,

Blake M. Roney
Chairman of the Board

DATED: April 25, 2011

APPENDIX A - FORM OF PROXY

NU SKIN ENTERPRISES, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR

THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 24, 2011

The undersigned hereby appoints M. Truman Hunt and Ritch N. Wood as proxies with full power of substitution and hereby authorizes either of them to act and to vote, as designated on the reverse, all shares of Class A Common Stock of Nu Skin Enterprises, Inc. (the “Company”) the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the corporate offices of the Company, 75 West Center Street, Provo, Utah, May 24, 2011 at 2:00 p.m., Mountain Daylight Time, and at any adjournments or postponements thereof, upon all matters referred to on this proxy card and described in the accompanying Proxy Statement, and, at the proxies’ discretion, upon any other matters which may properly come before the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be Held on May 24, 2011: The proxy statement and annual report to stockholders are available at http://materials.proxyvote.com/67018T.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

A - 1

ANNUAL MEETING OF STOCKHOLDERS OF
NU SKIN ENTERPRISES, INC.

May 24, 2011

Class A Common Stock

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” FOR THE ELECTION OF DIRECTORS, “FOR” PROPOSAL 2, “1 YEAR” FOR PROPOSAL 3 AND “FOR” PROPOSAL 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors.

☐ FOR ALL NOMINEES
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES
☐ FOR ALL EXCEPT (See instructions below)

NOMINEES

☐ Nevin N. Andersen ☐ Daniel W. Campbell ☐ E.J. “Jake” Garn	☐ M. Truman Hunt ☐ Andrew D. Lipman ☐ Steven J. Lund	☐ Patricia A. Negrón ☐ Thomas R. Pisano ☐ Blake M. Roney	☐ Sandra N. Tillotson ☐ David D. Ussery

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the box next to each nominee you wish to withhold, as shown here ☒.

2.	Advisory vote as to the Company’s executive compensation; FOR ☐ AGAINST ☐ ABSTAIN ☐
3.	Advisory vote as to the frequency of stockholder advisory votes on the Company’s executive compensation; 1 YEAR ☐ 2 YEARS ☐ 3 YEARS ☐ ABSTAIN ☐
4.	Ratification of the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2011. FOR ☐ AGAINST ☐ ABSTAIN ☐

Shares represented by all properly executed proxies will be voted in accordance with instructions appearing on this proxy card and in the discretion of the proxy holders as to any other matters that may properly come before the meeting. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED “FOR ALL NOMINEES” FOR THE ELECTION OF DIRECTORS, “FOR” PROPOSAL 2, “1 YEAR” FOR PROPOSAL 3 AND “FOR” PROPOSAL 4.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

A - 2